                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14-11(c) or Section
         240.14a-12

                              PERKINS FAMILY RESTAURANTS, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              PERKINS MANAGEMENT COMPANY, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Depositary Units Representing Limited Partnership Interests in the Registrant
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         5,444,495
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
         filing fee is calculated and         state how it was determined):
         $14.00 Per Unit (Amount of cash to be received for each Unit in the merger)
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $76,222,930.00
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $15,245.00
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                        PERKINS FAMILY RESTAURANTS, L.P.

                         SPECIAL MEETING OF UNITHOLDERS

                             MERGER PROPOSED - YOUR
                             VOTE IS VERY IMPORTANT

You are cordially invited to attend a Special Meeting of the holders of Units of limited partner interests of Perkins Family Restaurants, L.P. (referred to as the Partnership) at which you will be asked to vote upon a proposed Merger which would result in you having the right to receive $14.00 in cash for each of your Units. The Restaurant Company (referred to as TRC) holds approximately 48.1% of the outstanding Units and is the parent corporation of the Partnership's general partner. As a result of the Merger, TRC would indirectly own all of the outstanding equity interests in the Partnership and your entire investment in the Partnership would be acquired for $14.00 per Unit in cash.

Because the Board of Directors of the Partnership's general partner has concluded that the Merger is fair to, and in the best interests of, the holders of Units other than TRC, its subsidiaries and their officers, directors and key employees, the Board has unanimously approved the Merger. In reaching these conclusions, the Board considered the opinion of Morgan Keegan & Company, Inc. that the consideration in the Merger is fair to the Unitholders other than TRC and its subsidiaries from a financial point of view. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AND THE RELATED MERGER AGREEMENT.

If the Merger is completed, holders of Units other than TRC and its subsidiaries will be entitled to receive $14.00 per Unit in cash and the Partnership's final quarterly distribution to Unitholders will be the $0.325 per Unit cash distribution for the third quarter of the Partnership's fiscal year paid to Unitholders of record on September 30, 1997.

At the Special Meeting, you will be asked to approve the Merger and the related Merger Agreement. No special independent committee of the General Partner's Board of Directors was formed for the purposes of representing the interests of public Unitholders in this transaction. However, the Merger must be approved by the affirmative vote of the holders of a majority of the Units that are held by persons other than TRC, its subsidiaries and their officers, directors and key employees and that are voted at the Special Meeting. THE MERGER CANNOT BE COMPLETED UNLESS PUBLIC UNITHOLDERS APPROVE IT.

The date, time and place of the Special Meeting is:
        December 5, 1997
        10:00 a.m.
        [Address]
        Memphis, Tennessee

This Proxy Statement provides you with detailed information about the proposed Merger. In addition, you may obtain information about the Partnership from documents filed with the Securities and Exchange Commission. The action to be taken at the Special Meeting is of great importance and I urge you to read this entire document carefully.

Whether or not you plan to attend the Special Meeting in person and regardless of the number of Units you own, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the envelope provided.

If you have any questions or need assistance in voting your Units, please call our proxy solicitors D.F. King & Co., Inc. toll-free at (800) 207-2014.

Very truly yours,

DONALD N. SMITH

Chairman of the Board and Chief Executive Officer
Perkins Management Company, Inc.
General Partner

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is unlawful.

  PROXY STATEMENT DATED NOVEMBER   , 1997, AND FIRST MAILED TO UNITHOLDERS ON
                               NOVEMBER   , 1997.

                        PERKINS MANAGEMENT COMPANY, INC.
              GENERAL PARTNER OF PERKINS FAMILY RESTAURANTS, L.P.
                         6075 POPLAR AVENUE, SUITE 800
                             MEMPHIS, TN 38119-4709
                                 (888) 279-4542

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                         TO BE HELD ON DECEMBER 5, 1997

To:  The Holders of Units Representing Limited Partner
    Interests of Perkins Family Restaurants, L.P.

    Notice is hereby given that a special meeting of the holders ("Unitholders") of units representing limited partner interests ("Units") of Perkins Family Restaurants, L.P. (the "Partnership") will be held at 10:00 a.m. (Central
Standard Time) on December 5, 1997 at                      (the "Special
Meeting"), to consider and approve an Amended and Restated Agreement and Plan of Merger by and among the Partnership, The Restaurant Company ("TRC") and Perkins Acquisition Corp. ("MergerCo.") dated as of September 11, 1997 (The "Merger Agreement") and the merger contemplated thereby (the "Merger") pursuant to which MergerCo. will be merged with and into the Partnership. MergerCo., which was formed solely for the purpose of engaging in the Merger, is wholly owned by Perkins Management Company, Inc. ("PMC"), an indirect wholly owned subsidiary of TRC. As a result of the Merger, all of the equity interests in the Partnership will become wholly owned by TRC and its direct and indirect subsidiaries, and the Units held by persons other than TRC or its direct and indirect subsidiaries will be converted into the right to receive $14.00 per Unit in cash.

    By order of the Board of Directors (the "Board") of PMC, the sole general partner of the Partnership, the close of business on October 28, 1997, has been fixed as the record date for determination of Unitholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

    Information regarding the matters to be acted upon at the Special Meeting is contained in the accompanying Proxy Statement. The Merger Agreement contains the full terms and conditions of the Merger and is set forth as Annex A to the Proxy Statement. The Board unanimously recommends that Unitholders vote "FOR" approval of the Merger, the Merger Agreement and the transactions contemplated thereby.

    Whether or not you plan to attend the Special Meeting in person and regardless of the number of Units you own, you are urged to sign and date the enclosed proxy card and mail it as soon as possible in the postage-paid return envelope provided, so that your Units will be represented and voted at the Special Meeting.

                                          By order of the Board of Directors of
                                          Perkins Management Company, Inc.
                                          General Partner
                                          Donald F. Wiseman
                                          Secretary
                                          November   , 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................          1

SUMMARY....................................................................................................          3
  The Parties Involved.....................................................................................          3
  Reasons for the Merger...................................................................................          3
  The Special Meeting......................................................................................          4
  Recommendation to Unitholders............................................................................          4
  Record Date; Units Entitled to Vote; Quorum..............................................................          4
  Vote Required............................................................................................          4
  The Merger...............................................................................................          4
  What Unitholders Will Receive in the Merger..............................................................          4
  Ownership of the Partnership after the Merger............................................................          4
  Certain Relationships....................................................................................          5
  Interests of Certain Persons in the Merger...............................................................          5
  Fairness of the Transaction; Recommendations.............................................................          6
  Fairness Opinion.........................................................................................          6
  Terms of the Merger......................................................................................          7
  Conditions of the Merger.................................................................................          7
  Effective Time...........................................................................................          7
  Sources of Funds; Financing of the Merger................................................................          8
  Market Prices of the Units...............................................................................          8
  No Appraisal Rights......................................................................................          8
  Summary of Federal Income Tax Consequences of the Merger.................................................          8
  Accounting Treatment of the Merger.......................................................................          9
  Litigation Relating to the Merger........................................................................          9

THE MERGER.................................................................................................         10
  Background of and Reasons for the Merger.................................................................         10
  Litigation Relating to the Merger........................................................................         14
  Fairness of the Merger; Recommendation of the Board of Directors of the General Partner..................         15
  Fairness Opinion.........................................................................................         16
  Report of Smith Barney...................................................................................         21
  Certain Projections of the Partnership...................................................................         23
  Structure of the Merger..................................................................................         26
  Interests of Certain Persons in the Merger; Conflicts of Interest........................................         27
  Relationships Between the Parties........................................................................         28
  Plans for the Partnership After the Merger...............................................................         28
  Certain Effects of the Merger............................................................................         29
  Federal Income Tax Consequences..........................................................................         29
  Accounting Treatment of the Merger.......................................................................         30
  Regulatory Approvals and Filings.........................................................................         30
  Expenses of the Merger...................................................................................         31

THE PROXY SOLICITATION.....................................................................................         31
  Voting and Proxy Procedures..............................................................................         31
  Solicitation of Proxies..................................................................................         32
  No Appraisal Rights......................................................................................         32
  Conduct of the Special Meeting...........................................................................         32

THE MERGER AGREEMENT.......................................................................................         33

                                                                                                               PAGE
                                                                                                             ---------
  General..................................................................................................         33
  Effective Time...........................................................................................         33
  Financing of the Merger..................................................................................         33
  Conditions to the Merger.................................................................................         34
  Termination..............................................................................................         35
  Payment for Units........................................................................................         35
  Issuance of Units to TRC and its Affiliates and Payment of Expenses by TRC Prior to Effective Time.......         35
  Operating Partnership Merger.............................................................................         36

BUSINESS...................................................................................................         37
  Properties...............................................................................................         44
  Beneficial Ownership of Units and Transactions In Units By Certain Persons...............................         46

SUMMARY FINANCIAL DATA.....................................................................................         47

MARKET FOR PARTNERSHIP'S UNITS; DISTRIBUTIONS..............................................................         50

WHERE YOU CAN FIND MORE INFORMATION........................................................................         50

SCHEDULE I.................................................................................................        S-1

ANNEX A--THE MERGER AGREEMENT..............................................................................        A-1

ANNEX B--OPINION OF MORGAN KEEGAN & COMPANY, INC...........................................................        B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY IS TRC PROPOSING THE MERGER?

A: Under federal tax laws, if the Partnership remains a publicly-traded partnership it will become taxable as a corporation or have to pay a 3.5% tax on its gross income beginning in 1998. Because of the adverse tax consequences of being taxed as a corporation or paying a 3.5% tax on gross income, it is unlikely that the Partnership would continue paying distributions at its historic levels, even though many of the Public Unitholders made their investment with a view toward receiving substantial distributions. The Merger, if approved, gives Public Unitholders the opportunity to dispose of their investment in the Partnership at a premium to recent market trading prices. Also, the Merger is expected to eliminate the expenses associated with the Partnership's being a publicly traded partnership, as well as the possible conflicts of interest between the Partnership and TRC.

    To review the background and reasons for the Merger in greater detail, see page 10.

Q:  WHEN IS THE SPECIAL MEETING?

A: The Special Meeting will take place at 10:00 a.m. (Central Standard Time) on December 5, 1997. At the meeting, Unitholders will be asked to approve the Merger and the related Merger Agreement dated as of September 11, 1997.

Q:  WHERE IS THE SPECIAL MEETING BEING HELD?

A:  The Special Meeting will be held at       . Although you may attend the
meeting in person, your Units may be voted at the meeting even if you do not attend in person if you return a signed proxy card as instructed.

Q:  WHAT DO I NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your Units may be represented at the Special Meeting. In addition, you may attend the Special Meeting in person and vote.

Q: IF TRC OWNS MORE THAN 48% OF THE OUTSTANDING UNITS, WHY DOES MY VOTE MAKE A DIFFERENCE?

A: Your vote is very important. TRC has agreed that the Merger will not be effected unless at least a majority of the Units voting that are not held by TRC or its subsidiaries, or their officers, directors or key employees, are voted in favor of the Merger.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card before the Special Meeting or attend the meeting in person and vote.

Q: IF MY UNITS ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY UNITS FOR ME?

A: Your broker will vote your Units only if you provide instructions on how to vote. You should instruct your broker to vote your Units, following the directions provided by your broker. Without instructions, your Units will not be voted.

Q:  SHOULD I SEND IN MY UNITS NOW?

A: No. If the Merger is completed, we will send Unitholders written instructions for exchanging their Units. You should wait until you receive those written instructions. For the time being, you should just mail your signed proxy card in the enclosed return envelope.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: If the Merger is completed, each Unitholder will be entitled to receive $14.00 in cash for each of his or her Units.

Q:  WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: The Merger will be a taxable transaction to holders of Units who receive cash in the Merger and are not otherwise exempt from tax. Each Unitholder generally will recognize capital gain or loss equal to the difference between his or her adjusted tax basis in his or her Units and the cash received in the Merger. However, any such capital gain will be reduced or any such capital loss will be increased by ordinary income Unitholders will be required to recognize from the recapture of certain tax benefits (for example, depreciation recapture) they received while they held their Units. Depending on when they acquired their Units, Unitholders will recognize up to $1.25 of ordinary income per Unit as a result of such recapture. Certain Unitholders may realize both ordinary income and capital loss as a result of the Merger. The use of any such capital loss for federal income tax purposes is subject to certain limitations.

    For further information regarding the federal income tax consequences of the Merger, see pages 29-30.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the Merger as quickly as possible. We hope to complete the Merger before the end of calendar year 1997, but we cannot be sure we will do so.

Q:  WILL THERE BE ANY FURTHER PARTNERSHIP DISTRIBUTIONS TO UNITHOLDERS?

A: If the Merger occurs, the Partnership's final quarterly distribution to Public Unitholders will be the $0.325 per Unit cash distribution for the third quarter of 1997 paid to persons who were Unitholders of record on September 30, 1997. If the Merger is not consummated, no decision has been made as to whether the Partnership would pay a distribution for the fourth quarter of 1997. For periods beginning after December 31, 1997, further distributions by the Partnership will be reduced and possibly eliminated if the Merger is not consummated.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions or need assistance in voting your Units, please call our proxy solicitors, D.F. King & Co., Inc., toll free at (800) 207-2014.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE
50. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE PARTIES INVOLVED

PERKINS FAMILY RESTAURANTS, L.P.
6075 Poplar Avenue
Suite 800
Memphis, TN 38119-4709

Perkins Family Restaurants, L.P. is a Delaware limited partnership and is referred to as the Partnership. The Partnership is a leading operator and franchisor of full-service mid-scale restaurants which operate under the names "Perkins Family Restaurant"-Registered Trademark- and "Perkins Family Restaurant and Bakery."-Registered Trademark- Units of limited partnership interests of the Partnership are traded on the New York Stock Exchange under the symbol "PFR."

PERKINS MANAGEMENT COMPANY, INC.
6075 Poplar Avenue
Suite 800
Memphis, TN 38119-4709

Perkins Management Company, Inc. is sometimes called PMC and sometimes called the General Partner. The General Partner is a Delaware corporation, and its only business is to serve as the sole general partner of the Partnership with a 1% general partnership interest and as the sole general partner of the Partnership's operating subsidiary, Perkins Restaurants Operating Company, L.P.

THE RESTAURANT COMPANY
1 Pierce Place
Suite 100 E
Itasca, IL 60143

The Restaurant Company is a Delaware corporation and is referred to as TRC. TRC's principal businesses are to provide management services to its affiliates and the management of its indirect interests in the Partnership and the General Partner. The General Partner is indirectly wholly-owned by TRC. Through its subsidiaries, TRC is the holder of approximately 48.1% of the outstanding Units.

PERKINS RESTAURANTS, INC.
1 Pierce Place
Suite 100 E
Itasca, IL 60143

Perkins Restaurants, Inc. is a Minnesota corporation and is referred to as PRI. The General Partner is a wholly-owned subsidiary of PRI, and PRI is itself a wholly-owned subsidiary of TRC. PRI's principal business is the holding of its interest in the General Partner and its interest in the Partnership.

PERKINS ACQUISITION CORP.
6075 Poplar Avenue
Suite 800
Memphis, TN 38119-4709

Perkins Acquisition Corp. is a wholly-owned subsidiary of the General Partner and is sometimes referred to as MergerCo. MergerCo. has been formed as a Delaware corporation solely for the purpose of being merged into the Partnership in the Merger, after which the Partnership will be the surviving entity and MergerCo. will cease to exist.

REASONS FOR THE MERGER

TRC is the party initiating, supporting and structuring the terms of the Merger. TRC has proposed the Merger because if the Partnership remains a publicly-traded partnership, it will become a taxable entity for federal tax purposes or will have to pay a tax equal to 3.5% of its gross income beginning January 1, 1998. Either choice of tax treatment would subject the Partnership to federal taxes where it presently has no liability. This would make it very unlikely that the Partnership would continue paying distributions at its historic level. TRC believes that many Unitholders made their investment with a view toward receiving substantial distributions and would appreciate the opportunity to receive cash for their Units at a premium to recent market trading prices if those distributions will no longer be paid. In addition, TRC believes that the expense, both in terms of actual costs and time and attention required of management to maintain the Partnership as a publicly traded partnership can be eliminated through the Merger. TRC also believes that potential conflict of interest situations between the Partnership and TRC and parties related to TRC can be eliminated through the Merger.

To review the reasons for the Merger in greater detail, see page 10.

THE SPECIAL MEETING

The Special Meeting will be held at 10:00 a.m. on December 5, 1997. At the Special Meeting, Unitholders will be asked to approve the Merger and the related
Merger Agreement. The Special Meeting will be held at                     .

RECOMMENDATION TO UNITHOLDERS

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; UNITS ENTITLED TO VOTE; QUORUM

You are entitled to vote at the Special Meeting if you owned Units as of the close of business on October 28, 1997, the Record Date.

On the Record Date, there were 10,487,495 Units entitled to vote at the Special Meeting. Unitholders will have one vote at the Special Meeting for each Unit they owned on the Record Date.

The presence in person or by proxy of the General Partner and the holders of a majority of all outstanding Units, including those owned by TRC, is necessary to constitute a quorum at the Special Meeting.

VOTE REQUIRED

There are two separate voting requirements which must be met for the Merger to be effected:

- Approval of the Merger Agreement will require the favorable vote of a majority of the total voting interests in the Partnership. This is sometimes called the Majority Vote Requirement. Including PMC's general partner interest, TRC and its subsidiaries hold approximately 48.6% of the total voting interests in the Partnership.

- Though not required under the Partnership's Amended and Restated Partnership Agreement, approval of the Merger Agreement also has been conditioned upon the favorable vote of a majority of the Units held by persons (sometimes called the Public Unitholders) other than TRC, its subsidiaries and their officers, directors and key employees, that are voted at the Special Meeting. The votes of TRC, its subsidiaries and their, officers, directors and key employees will not count toward satisfaction of this latter voting condition, which is sometimes called the Public Unitholder Approval Requirement.

THE MERGER

THE MERGER AGREEMENT (ANNEX A) IS ATTACHED AT THE BACK OF THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE PRIMARY LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT UNITHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 26)

If the Merger is approved, Unitholders (other than TRC and its direct and indirect subsidiaries) will have the right to receive $14.00 in cash for each Unit they own and the Partnership's final quarterly distribution to such Unitholders will be the $0.325 per Unit cash distribution for the third quarter of the Partnership's fiscal year paid to Unitholders of record on September 30, 1997.

OWNERSHIP OF THE PARTNERSHIP AFTER THE MERGER

Following the Merger, the Partnership will be indirectly wholly-owned by TRC.

CERTAIN RELATIONSHIPS

Various management personnel are common to PMC, PRI and TRC. Each of the directors and officers of PRI serves in the same capacity for PMC, and three of the directors and three of the officers of PMC serve as directors and officers of TRC and PRI. Donald N. Smith serves as Chairman of the Board and Chief Executive Officer of PMC, PRI and TRC and owns 33.2% of the outstanding common stock of TRC. Michael P. Donahoe serves as Vice President and Controller of each of PMC, PRI and TRC and Donald F. Wiseman serves as Secretary of PMC, PRI and TRC. Steven L. Ezzes and Charles L. Atwood serve as directors of PMC, PRI and TRC. Mr. Atwood serves on the Boards of each of PMC, PRI and TRC as the representative of Harrah's Entertainment, Inc., which indirectly owns 33.2% of the outstanding common stock of TRC.

The other directors of PMC, although they are not officers or directors of TRC or its subsidiaries, have certain other relationships with TRC and its affiliates that may give rise to actual or perceived conflicts of interest. Lee
N. Abrams is a director of PMC and is a senior partner of a law firm that has represented and is representing TRC and certain parties related to TRC in connection with the Merger and in other matters. D. Michael Meeks is a director of PMC and receives compensation from PMC through a consulting arrangement with the Partnership. Mr. Meeks is also a former employee of, and a substantial part his net worth is invested in, Harrah's. Charles A. Ledsinger is the former Chief Financial Officer of Harrah's and a substantial part of his net worth is invested in Harrah's.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

As of September 30, 1997, 154,605 (or approximately 1.5%) of the Units were beneficially owned by officers and directors of TRC or PMC exclusive of Donald
N. Smith. See page 46. If the Merger is consummated, the Units owned by these persons will be converted into the right to receive cash in the amount of $14.00 per Unit. To the knowledge of TRC and the General Partner, these persons intend to vote their Units "FOR" approval of the Merger. The votes of these persons will not be counted toward satisfaction of the Public Unitholder Approval Requirement.

As of September 30 , 1997, 5,043,000 (or approximately 48.1%) of the Units were beneficially owned by TRC, through its wholly owned subsidiary PRI. See page 46. TRC is interested in the outcome of the Merger because, following the Merger, TRC and its direct and indirect subsidiaries will be the sole owners of the Partnership. As sole owners, TRC and its subsidiaries will bear the total risk of the Partnership's operations but will also receive the entire benefit, if any, arising from pursuit of the various opportunities described under "-- Reasons for the Merger" on page 10. TRC and any of its related parties also would be able to engage in transactions with the Partnership and to enjoy the benefits of those transactions without raising issues with respect to potential conflicts of interest. If ownership interests in the Partnership or its assets were sold to an unrelated third party following the Merger, TRC and its subsidiaries would receive the exclusive benefits of such a sale. By contrast, if the current ownership structure were maintained, TRC and its subsidiaries would share any such benefits with the Public Unitholders.

In proposing and structuring the terms of the Merger, TRC primarily considered its own interests and not those of the Public Unitholders. No person was retained to represent the interests of the Public Unitholders with respect to the Merger or the Merger Agreement, and no committee or member of the Board attempted to represent those interests. Neither TRC nor the General Partner approached any unaffiliated persons or entities about acquiring the Partnership or any of its assets. See page 10.

Mr. Smith, who is Chairman and CEO of both PMC and TRC and who has been involved in structuring the Merger, owns 33.2% of the outstanding stock of TRC. D. Michael Meeks and Charles A. Ledsinger, who are directors of PMC, and who have been involved in structuring the Merger, each has a substantial investment in Harrah's, which is in turn the indirect owner of approximately 33.2% of the outstanding stock of TRC. To the extent that the Merger were to ultimately prove beneficial to TRC and to positively affect the value of TRC stock, Mr. Smith and Harrah's, as well as all other TRC stockholders, would benefit from the Merger. Mr. Meeks and Mr. Ledsinger, as stockholders in Harrah's, would also benefit indirectly from the Merger to the extent that any such positive effect on the stock of TRC might in turn have a positive effect on the stock of Harrah's.

The General Partner and the senior management of the Partnership also have certain other interests that may present them with actual or potential conflicts of interest. Among these are that:

- the General Partner is indirectly wholly owned by TRC,

- the General Partner is expected to remain in its current role subsequent to the Merger, and

- the current members of the senior management of the General Partner are expected to remain in their positions following the Merger.

Under the Partnership Agreement, whenever there is a conflict of interest between the General Partner or anyone related to it, on the one hand, and the Partnership, any limited partner or any Unitholder, on the other hand, the General Partner may respond in the manner it deems appropriate considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. The Partnership Agreement provides that, in the absence of bad faith by the General Partner, the actions of the General Partner will not constitute a breach of the Partnership Agreement or any other agreement contemplated by the Partnership Agreement. See page 27. FAIRNESS OF THE TRANSACTION; RECOMMENDATIONS

TRC, the General Partner and the members of the Board have interests in the proposed Merger which conflict, or may be perceived to conflict, with the interests of the Public Unitholders. See page 27. In part to deal with these conflicts, the Board hired Morgan Keegan & Company, Inc. which had no prior relationship with TRC or any of its affiliates, including the Partnership, to give the Board an opinion as to the fairness to the Public Unitholders of the consideration to be received by the Public Unitholders from a financial point of view. See page 16. The Board also required, in light of these conflicts of interest, that the Merger be approved by the holders of a majority of the Units held by Public Unitholders that are voted at the Special Meeting, even though such approval is not required under Delaware law or the Partnership Agreement.

The Board of Directors of the General Partner concluded that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Public Unitholders, and has approved the Agreement and Plan of Merger, dated as of September 11, 1997 by and among the Partnership, TRC and MergerCo. In arriving at its conclusion, the Board considered and gave significant weight to the opinion of Morgan Keegan discussed below. The Boards of Directors of TRC, PRI and MergerCo. have also concluded that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Public Unitholders.

FAIRNESS OPINION

Morgan Keegan, an investment banking firm with experience in the food and restaurant industry, delivered an oral opinion (which was subsequently confirmed in writing) to the Board on September 11, 1997, to the effect that, based upon the considerations and subject to the assumptions and limitations set forth in that opinion, the consideration to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view. The full text of the Morgan Keegan opinion, updated as of the date of this Proxy Statement, is attached as Annex B to this Proxy

Statement. We urge you to read the Morgan Keegan opinion carefully and in its entirety for the assumptions made, the matters considered and the limits of the review of Morgan Keegan. See page 16.

TERMS OF THE MERGER

The Merger will be effected pursuant to the terms of the Merger Agreement. We urge you to read the text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement. When the Merger is effective;

- each issued and outstanding Unit, other than those held by TRC or its direct and indirect subsidiaries, will be converted into the right to receive $14.00 in cash, without interest;

- each general or limited partnership interest which is owned by TRC or its subsidiaries will remain a general or limited partnership interest of the Partnership and no payment will be made for those interests;

- each share of common stock of MergerCo. will be converted into one Unit in the Partnership; and

- MergerCo. will cease to exist.

As a result of the Merger, the Partnership will become wholly owned by TRC and its direct or indirect subsidiaries, and the Public Unitholders will cease to be limited partners of the Partnership. Because no Units will be publicly held after the Merger, the Units will no longer trade on the New York Stock Exchange.

If the Merger is consummated, the Partnership's final quarterly distribution to Unitholders will be the $0.325 per Unit cash distribution for the third quarter of the Partnership's fiscal year paid to persons who were Unitholders of record on September 30, 1997.

CONDITIONS TO THE MERGER

Closing of the Merger is subject to, among other things:

- satisfaction of the Majority Vote Requirement and the Public Unitholder Approval Requirement discussed above;

- Morgan Keegan having provided and not withdrawn its fairness opinion, updated as of the date of this Proxy Statement;

- unless TRC waives this requirement, no event having occurred or being reasonably expected to occur which is, or is reasonably expected to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities), results of operations or prospects of the Partnership;

- unless TRC waives this requirement, no actions or proceedings by any person being pending or threatened against the Partnership, TRC, the General Partner, MergerCo., or any of their subsidiaries, directors, officers or employees challenging or in any way seeking to obtain damages against any person as a result of the Merger;

- no law, rule, regulation, executive order, decree, injunction or other order having been made or enforced by any court or governmental authority which affects the consummation of the Merger; and

- financing for sufficient funds being available to satisfy the obligations of TRC, PMC, the Partnership and MergerCo., including the obligation to pay the amount to which the Public Unitholders will become entitled and to pay all related fees and expenses in connection with the Merger and other related transactions. See page 34.

EFFECTIVE TIME

Under the Merger Agreement, the Merger will become effective at the time that a Certificate of Merger is filed pursuant to Delaware law. We expect that this will occur on or prior to December 31, 1997, although there can be no assurance in this regard. The transfer books for the Units will be closed as of the close of business on the date on which this occurs and no transfer of record can be made of certificates representing the Units after that time other than registrations of transfer reflecting transfers occurring before the close of business on the date the Merger becomes effective. If the

Merger cannot be concluded by February 28, 1998 (see page 35), the parties to the Merger Agreement may consider whether or not to extend the time for consummation of the Merger.

SOURCES OF FUNDS; FINANCING OF THE MERGER

Under the Merger Agreement, TRC's obligation to consummate the Merger is subject to the availability of sufficient funds to satisfy the obligations of TRC, the General Partner, the Partnership and MergerCo., including the obligation to pay the amount to which the Public Unitholders will become entitled and to pay all related fees and expenses in connection with the Merger and other related transactions. The Merger Agreement requires TRC and the Partnership to use their reasonable best efforts to obtain such financing.

Approximately $88 million will be required to consummate the Merger and to pay related fees and expenses. On September 30, 1997, TRC entered into a commitment agreement with a bank to provide the Partnership with a combination of term loan facilities and a new $50,000,000 revolving line of credit facility which are intended to finance the acquisition of Units in the Merger and refinance the Partnership's existing credit facilities.

Although these facilities are available to finance the Merger, the Partnership plans to raise a significant portion of the required financing through a private placement of debt securities. TRC and the Partnership currently plan to complete the closings of these facilities and the private placement at the same time as the consummation of the Merger. See page 33.

MARKET PRICES OF THE UNITS

The Units have been traded on the New York Stock Exchange since 1986. As reported by the New York Stock Exchange, during the second quarter of 1997, the closing prices of the Units on the New York Stock Exchange ranged from $13.625 to $10.375 per Unit, and the average trading volume during that period was approximately 16,600 Units per day. On August 4, 1997, the date of announcement of TRC's merger proposal, daily trading volume in the Units was approximately 75,000 Units and the closing price per Unit on the New York Stock Exchange increased from $10.875 on August 1, 1997 to a closing price of $13.00 on August 4, 1997. On September 10, 1997, immediately preceding the announcement of the execution of the Merger Agreement, the high and low sales prices of the Units on the New York Stock Exchange were $13.00 and $12.875, respectively, and the closing price was $12.875. On September 11, 1997, the day the execution of the Original Merger Agreement was announced (after the market had closed), daily trading volume in the Units was 11,900 Units and the closing price per Unit on the New York Stock Exchange was $12.875. See page 50.

If the Merger is not consummated, no decision has been made as to whether the Partnership would pay a distribution for the fourth quarter of the Partnership's 1997 fiscal year. For periods beginning after December 31, 1997, further distributions by the Partnership will be reduced and possibly eliminated if the Merger is not consummated. See page 50.

NO APPRAISAL RIGHTS

Holders of Units will not be entitled to appraisal rights under Delaware law or the Partnership Agreement in connection with the Merger.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The Merger will be a taxable transaction to holders of Units who receive cash in the Merger and are not otherwise exempt from tax. Each Unitholder generally will recognize capital gain or loss equal to the difference between the Unitholder's adjusted tax basis in his or her Units and the cash received in the Merger. However, any such capital gain will be reduced or any such capital loss will be increased by ordinary income Unitholders will be required to recognize from the recapture of certain tax benefits (for example, depreciation recapture) they received while they held their Units. Depending on when they acquired their Units, Unitholders will recognize up to $1.25 of ordinary income per Unit as a result of such recapture. Certain Unitholders may realize both ordinary income and capital loss as a result of the Merger. The use of any such capital loss for federal income tax purposes is subject to certain limitations. For a more extensive discussion of the federal income tax consequences of the Merger, see page 29.

ACCOUNTING TREATMENT OF THE MERGER

The Merger will be accounted for as an acquisition of minority ownership interests of a subsidiary in accordance with the purchase method of accounting.

Representatives of Arthur Andersen LLP, the independent auditors for the Partnership, are expected to be present at the Special Meeting and will be available to respond to appropriate questions.

LITIGATION RELATING TO THE MERGER

Two class-action lawsuits, purportedly on behalf of Unitholders, were filed on August 5, 1997 in the Delaware Chancery Court in Wilmington, Delaware relating to TRC's initial proposal regarding a possible transaction. A memorandum of understanding regarding a proposed settlement of these lawsuits has been entered into which is subject to court approval. For more information about the lawsuits, see page 14.

                                   THE MERGER

BACKGROUND OF AND REASONS FOR THE MERGER

    RELATIONSHIP BETWEEN TRC AND THE PARTNERSHIP. The Partnership was formed in 1986 to succeed to and conduct the business and operations of PRI, a wholly owned subsidiary of TRC. PRI owned and operated 102 family style restaurants and was the franchisor of an additional 222 restaurants in 1986. Simultaneously with an initial public offering of 5,043,000 Units to the public at a price of $13.00 per Unit in October 1986, PRI sold property and equipment to the Partnership and contributed to the Partnership substantially all of its other assets and business (including its franchise rights and all rights of PRI in the trademarks used in connection with the operation of the restaurants), subject to certain liabilities, in exchange for (i) 5,043,000 Units, (ii) cash in an amount equal to the net tangible book value of its property and equipment, and (iii) the general partner interests of PMC. After the initial public offering, PRI owned 50% of the Units and the General Partner owned a 1% general partner interest in the Partnership.

    COSTS OF MAINTAINING THE PARTNERSHIP AS A PUBLIC PARTNERSHIP. Under federal law, the Partnership, if it remains a publicly-traded partnership, will be taxed as a corporation beginning January 1, 1998, unless the Partnership elects to retain its status as a partnership for tax purposes under the Taxpayer Relief Act of 1997 (the "Taxpayer Relief Act"). If the Partnership were taxed as a corporation, the Partnership would itself pay taxes on its income, and cash distributions, if any, would be taxed in the year in which received by the Unitholder. For example, had the Partnership been taxed as a corporation in 1996, it would have paid federal and state corporate income taxes of approximately $5.5 million and each Unitholder receiving a distribution would have been liable for taxes in an amount equal to his individual marginal tax rate times the total distribution received.

    The Taxpayer Relief Act includes a grandfather extension for a publicly-traded partnership to retain its status as a partnership for federal income tax purposes provided an election to pay 3.5% tax on its gross income is made. This gross income tax would not be deductible by either the partnership or its partners, nor would it be reduced by any income tax credits. In addition, the partners would still be taxed on their share of partnership income. PMC management's analysis indicates that had this election been in effect in 1996, the Partnership's federal tax liability would have been approximately $6.5 million, rendering the alternative of making an election under the Taxpayer Relief Act less favorable than being taxed as a corporation for this period. PMC management believes that an election under the Taxpayer Relief Act would probably also be less attractive than being taxed as a corporation in 1998.

    Being taxed as a corporation or paying the new tax under the Taxpayer Relief Act would reduce the amount of cash available to the Partnership by the amount of the taxes it would be required to pay and, in the absence of increased borrowings, would reduce by such amount the cash available to the Partnership for capital expenditures, prepayment of outstanding indebtedness, cash distributions or other purposes. This change in the Partnership's tax liability and reduction in the cash available to it would make it very unlikely that the Partnership would continue paying distributions at its historic level. TRC believes that many of the Public Unitholders made their investment with a view toward receiving substantial distributions and would appreciate the opportunity to receive cash for their Units at a premium to recent market trading prices if those distributions will no longer be forthcoming.

    In addition, TRC believes that the expenses both in terms of actual costs and time and attention required of management with respect to maintaining the Partnership as a publicly traded partnership, as well as potential conflict of interest situations between the Partnership and TRC and its affiliates, can be eliminated through the Merger.

    ALTERNATIVE TRANSACTIONS. In addition to the proposed transaction, TRC and the General Partner considered the possibility of converting the Partnership to a corporation. At a special meeting of the board of directors of PMC (the "Board" or the "PMC Board") on March 1, 1996, the directors of PMC met with representatives from an investment bank (the "First Investment Banker") to receive a presentation on the advisability of converting the Partnership from its current form of organization to a corporate form of organization on or before January 1, 1998, the date on which, absent an election under the Taxpayer Relief Act, the Partnership would begin to be taxed as a corporation regardless of whether it remained organized as a partnership for state law purposes. The First Investment Banker's representatives discussed the process by which the conversion could be effected, possible structures for the transaction and the effect of a conversion on returns to investors assuming various levels of growth for the Partnership.

    Management continued to consider the alternatives available to the Partnership over the next several months and invited representatives of the First Investment Banker to the regular meeting of the Board on November 20, 1996 to make a second presentation to determine whether PMC would engage the First Investment Banker to study the alternatives available to the Partnership. The directors unanimously resolved to engage the First Investment Banker as the Board's advisor for the purpose of assessing the Partnership's current position, recommending alternatives and presenting the results of its analysis and recommendations to the Board at a later meeting.

    The First Investment Banker reported the results of its analysis to the Board at a special meeting of the Board on December 18, 1996. Among the transactions analyzed in its report were (i) a simple conversion to corporate form (the "Simple Conversion Transaction"), (ii) a conversion to corporate form followed by a merger with TRC, PRI and PMC (the "Single Company Transaction"),
(iii) an exchange transaction, whereby shareholders of TRC and holders of Units other than TRC, its direct and indirect subsidiaries and their respective officers, directors and key employees ("Public Unitholders") would exchange their shares of TRC common stock and their Units of the Partnership, respectively, for shares of stock in a newly formed corporation and TRC would become a subsidiary of that corporation (the "Exchange Transaction"); (iv) strategic options, including acquisitions or a sale to a strategic buyer, (v) a leveraged buyout, (vi) a recapitalization and (vii) real estate financing alternatives. The First Investment Banker's representatives concluded that the most appropriate alternative for increasing Unitholder value would be a conversion to corporate form through one of the methods outlined in the report.

    Of the conversion alternatives proposed by the First Investment Banker, the Exchange Transaction was considered to be the best alternative by TRC and the Board. TRC favored a transaction that would allow TRC's shareholders to improve the liquidity of their investment by immediately exchanging their shares in TRC on a tax-free basis for a publicly-traded security. Neither the Simple Conversion Transaction nor the Single Company Transaction would have achieved these goals.

    The Board continued to study the Exchange Transaction alternative and, on February 4, 1997, again met with representatives of the First Investment Banker, who stated that, in order to be fair and successful, a transaction should result in no ownership or earnings dilution to the Public Unitholders. Over the next several months, management and the First Investment Banker worked to determine whether an appropriate Exchange Transaction could be accomplished. During February 1997, TRC also began to consider a buyout of the publicly held Units and continued to consider other alternatives to the Exchange Transaction.

    On March 31, 1997, PMC's management contacted the Securities and Exchange Commission (the "SEC") to discuss the accounting treatment of the proposed transaction and to urge that "pooling of interests" accounting treatment would be appropriate. In a letter dated April 14, 1997, the SEC responded that "purchase accounting" would be required for the transaction. The impact of the use of purchase accounting for the transaction would be the creation of incremental goodwill amortization and depreciation expense for the Partnership, resulting in a reduction in earnings per share. On May 15, 1997, the First Investment Banker's representatives met with TRC and the Board to explain that the use of purchase accounting would result in earnings per share dilution to the Partnership, which would require a reduction in the exchange ratio for the TRC shares in order for the public to maintain a fair level of consideration. TRC determined that the reduction in the exchange ratio and the dilution to the TRC shareholders was unacceptable and decided to consider possible alternatives to the Exchange Transaction.

    From May 15 through July, 1997, TRC and PMC considered alternatives to the Exchange Transaction, including the desirability and feasibility of, and the availability of financing for, a buyout of the outstanding Units not owned directly or indirectly by TRC. In July 1997, the First Investment Banker indicated that it would not be willing to provide bridge financing for such a transaction, and PMC and the First Investment Banker mutually agreed that The First Investment Banker's engagement would be terminated. On July 21, 1997, the Board of Directors of TRC (the "TRC Board") received presentations from representatives of two investment banking firms, including Smith Barney Inc. ("Smith Barney"), to discuss the qualifications of their firms to act as financial advisor to TRC in structuring and financing such a transaction.

    On July 28, 1997, the TRC Board met to discuss the possibility of TRC making an offer to PMC to acquire through a merger all of the outstanding Units not owned indirectly by TRC for $13.00 per Unit. At the meeting, the TRC Board discussed the procedural steps that might be employed to ensure that the Public Unitholders were given the benefit of a fair price and a fair process. Counsel discussed the advisability of requiring the merger to be approved or disapproved by a majority of the Public Unitholders voting at the Special Meeting. Counsel also discussed the possibility of recommending to PMC that it establish a committee of its directors who were not also affiliated with TRC to negotiate the terms of the merger on behalf of the Public Unitholders. Counsel advised the directors that Donald N. Smith, Charles L. Atwood and Steven L. Ezzes would be disqualified because of their affiliation with TRC or ownership of TRC stock and that Lee N. Abrams would be disqualified because of the representation by his law firm of TRC and its affiliates. As to the two remaining directors of PMC, Mr. Smith stated his concern that because of a consulting arrangement between D. Michael Meeks and PMC, Charles Ledsinger's recent executive employment with Harrah's (which owns 33.2% of TRC) and the significant portion of each of Mr. Meeks' and Mr. Ledsinger's net worth that is invested in Harrah's, it might not be possible for Mr. Meeks and Mr. Ledsinger to represent the Public Unitholders without creating an appearance of impropriety. The TRC Board decided that the decision whether to appoint an independent committee should be further discussed with the PMC Board and the TRC Board also resolved to retain Smith Barney as TRC's lead financial advisor if an offer were made.

    A special meeting of the PMC Board was held later on July 28 to discuss a possible buyout proposal by TRC and whether it would be advisable to establish an independent committee consisting of Mr. Meeks and Mr. Ledsinger to negotiate on behalf of the Public Unitholders. Because Mr. Meeks and Mr. Ledsinger expressed doubt that they would be considered independent, it was agreed that no further action would be taken until Mr. Meeks and Mr. Ledsinger could consult with legal counsel of their choosing concerning their qualifications to serve on an independent committee.

    TRC INITIAL PROPOSAL. Shortly before a PMC Board Meeting on August 4, 1997, Mr. Smith talked with Mr. Meeks and Mr. Ledsinger, who advised Mr. Smith that they had consulted with legal counsel and did not believe that it was appropriate for them to serve on an independent committee. On August 4, TRC made an offer to PMC that proposed the acquisition through a merger of all of the Units not directly or indirectly owned by TRC for $13.00 per Unit, subject to
(i) receipt by the Board of a fairness opinion that the merger is fair to the Public Unitholders from a financial point of view; (ii) the approval of a majority of the Public Units voting on the Merger, and (iii) the obtaining of adequate financing (the "Initial Proposal"). The Initial Proposal did not address whether the Partnership's recent historical quarterly distributions of $0.325 per Unit would continue to be paid for the third and fourth quarters of 1997.

    Later on August 4, the PMC Board met to review the Initial Proposal. Mr. Smith informed the PMC Board that he had been advised by Mr. Meeks and Mr. Ledsinger that they had consulted with legal counsel and did not believe that it was appropriate for them to serve on an independent committee, and that for this reason TRC's proposal did not contemplate an independent committee. After consulting with legal counsel, the Board decided not to appoint an independent committee and authorized Steven R. McClellan, the Executive Vice President and Chief Financial Officer of PMC, Mr. Smith, and Richard K. Arras, the President and Chief Operating Officer of PMC, to retain on the Board's behalf an investment banking firm having no prior relationship to TRC, PMC, the Partnership or their affiliates to render an opinion as to the fairness from a financial point of view of TRC's proposal. Later that day the Partnership issued a press release describing the Initial Proposal.

    On August 6, 1997, TRC formally retained Smith Barney to act as TRC's financial advisor with respect to, and to assist in the financing of, a buyout of the Units not already owned directly or indirectly by TRC.

    CONSIDERATION AND NEGOTIATION OF TERMS OF THE MERGER. Messrs. McClellan, Smith and Arras received proposals from five separate investment banking firms to provide an opinion as to whether the proposed merger was fair from a financial point of view to the Public Unitholders, and investigated several other potential candidates. They reduced the number of candidates to two, and each made presentations with respect to its capabilities and experience with the restaurant industry, as well as with respect to the scope and methodology of its proposed services. Messrs. McClellan, Smith and Arras then decided to retain Morgan Keegan to provide to the Board its opinion as to the fairness to the Company's Public Unitholders, from a financial point of view, of the consideration to be paid to them in connection with any proposed acquisition by TRC of all of the Units that it did not already indirectly own. An engagement letter with Morgan Keegan was executed on August 21, 1997. The Board selected Morgan Keegan for several reasons, including primarily its independence from TRC, PMC or any of their respective affiliates, the reputation of the firm and its experience with the restaurant industry.

    Morgan Keegan began its review of the financial aspects of the Initial Proposal shortly after it was retained. On September 5, 1997, Morgan Keegan orally advised Mr. McClellan that based on work completed through that date, its preliminary conclusion was that the price contemplated by the Initial Proposal was at the low end of the range of fairness. While Morgan Keegan advised Mr. McClellan that, as of that date, it could issue an opinion that the price was fair from a financial point of view to the Public Unitholders, it also noted that it might be unable to issue an updated opinion if market conditions affecting the equity securities of the Partnership and other restaurant companies changed even slightly.

    On September 8, 1997, Mr. Smith and Mr. Atwood, two of the three TRC directors, met by telephone with Mr. McClellan and representatives of Smith Barney and were informed by Mr. McClellan of Morgan Keegan's preliminary conclusions. The Smith Barney representatives advised Mr. Smith and Mr. Atwood that, given the facts that the Partnership's stock price since August 4 had frequently been higher than $13.00 per Unit and that restaurant stocks were trading at a higher multiple of earnings than they had been in early August, TRC should consider raising its offer to increase the chances of obtaining approval of a merger by the holders of a majority of the Public Units voting, to increase the chances of obtaining an updated fairness opinion and to increase the likelihood that the Delaware Litigation (as defined below) would be resolved favorably. Mr. Smith and Mr. Atwood also discussed with counsel and the Smith Barney representatives the desirability of settling the Delaware Litigation. Mr. Smith and Mr. Atwood authorized counsel to explore whether the Delaware Litigation could be settled by an increase in the price offered. Later in the day, Mr. Ezzes, the third TRC director, approved the actions proposed by the other members of the TRC Board.

    Between September 8 and September 10, 1997, counsel for plaintiffs and counsel for defendants negotiated about a possible settlement. After several proposals and counterproposals were made and rejected, on September 10, 1997, counsel for defendants proposed, subject to approval by the TRC and PMC Boards, to settle the Delaware Litigation by increasing the price offered to Unitholders to $14.00 per Unit with the understanding that, if the Merger were consummated, the Partnership's final distribution to Public Unitholders would be $0.325 per Unit in cash for the third quarter of 1997 (the "Revised Proposal"). Counsel for plaintiffs agreed to settle the Delaware Litigation on the basis of the Revised Proposal, subject to confirmatory discovery, court approval and the consummation of the Merger (the "Litigation Settlement").

    On September 11, 1997, the TRC Board approved the Revised Proposal, the entry by TRC into the original Merger Agreement dated as of September 11, 1997 (the "Original Merger Agreement") by and among the Partnership, TRC and Merger Co., and the Litigation Settlement.

    Later that same day, the PMC Board met to discuss the Revised Proposal, the Original Merger Agreement and the Litigation Settlement. Morgan Keegan was present at the meeting and presented its analysis of the $14.00 per Unit price. The Board decided to adjourn the meeting and reconvene later that evening to give the Board members additional time to consider the Revised Proposal and Morgan Keegan additional time to consider the terms of the Original Merger Agreement. Later that evening, the Board reconvened. Morgan Keegan gave the Board its oral opinion (subsequently confirmed in writing) that, based upon the considerations and subject to the assumptions and limitations set forth in its opinion, the consideration to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view. The Board then unanimously approved the Original Merger Agreement and the Litigation Settlement.

    Later on September 11, the Partnership issued a press release announcing the terms of the Revised Proposal.

    On October 1, 1997, the Original Merger Agreement was amended and restated in its entirety (as so amended, the "First Amended Merger Agreement") to provide for an amendment of the Partnership Agreement beginning on the date the Merger is consummated. This amendment was needed to effectuate a provision in the Original Merger Agreement that would give TRC the tax benefit for funding the payment for certain expenses connected with the Merger. See "The Merger Agreement--Issuance of Units to TRC and its Affiliates and Payment of Expenses by TRC Prior to the Effective Time."

    On October   , 1997, the First Amended Merger Agreement was amended and restated in its entirety again (as so amended, the "Merger Agreement") to provide that, prior to the Effective Time, Perkins Restaurants Operating Company, L.P., a Delaware limited partnership (the "Operating Partnership") would be merged with and into the Partnership. The Partnership currently conducts its business through the Operating Partnership and this amendment was deemed desirable to eliminate the unnecessary complexity and potential financing and tax inefficiencies of continuing to maintain this multiple layered structure.

LITIGATION RELATING TO THE MERGER

    Two lawsuits were filed on August 5, 1997 in the Delaware Chancery Court in Wilmington, Delaware in response to the announcement of the Initial Proposal. The suits, which were consolidated into a single proceeding entitled IN RE PERKINS FAMILY RESTAURANTS, L.P. SHAREHOLDERS LITIGATION, consolidated Civil Action No. 15853 (the "Delaware Litigation"), requested the court to certify the litigation as a class action. The plaintiffs sought to enjoin the proposed merger, alleging that the Partnership, TRC and PMC, and the individual defendants, as officers and directors of PMC, violated their fiduciary duties to the Public Unitholders by agreeing to such a merger. In the alternative, the plaintiffs sought rescission of the merger and rescissory and compensatory damages, together with costs and expenses, including attorneys' and experts' fees.

    On September 3, 1997, counsel for the plaintiffs, along with their financial expert, met with counsel for defendants, presented an analysis prepared by the financial expert and stated that, based on the publicly-available information that they had received, they believed that the price for the publicly-held Units should be in excess of $13.00 per Unit. Between September 8 and September 10, 1997, counsel for plaintiffs and counsel for defendants negotiated about a possible settlement. During the course of the negotiations, plaintiffs were furnished with additional information concerning the Partnership, including projections. See "--Certain Projections of the Partnership." On September 10, 1997, counsel for defendants proposed, subject to approval by the TRC and PMC Boards, to settle the Delaware Litigation by increasing the price offered to Unitholders to $14.00 per Unit with the understanding that if the Merger were consummated the cash distribution of $0.325 per Unit paid for the third quarter of 1997 would be the final distribution paid to Public Unitholders. Attorneys for the plaintiffs agreed to settle the litigation on this basis, subject to confirmatory discovery, court approval and the consummation of the Merger, and on September 11, 1997 executed a memorandum of understanding with the defendants to that effect (the

"Memorandum of Understanding"). In connection with the Memorandum of Understanding, the defendants have agreed to pay attorneys' fees of no more than $1,350,000 and expenses of no more than $85,000 if awarded by the Chancery Court, although the defendants intend to contest the amount of such fees and expenses. Such fees and expenses will not be deducted from the consideration to be paid to the Public Unitholders in the Merger. Under the Merger Agreement, TRC's and MergerCo.'s obligation to consummate the Merger is conditioned on there being no pending or threatened actions or proceedings by any person against the Partnership, TRC, the General Partner, MergerCo., or any of their subsidiaries or any, director, officer or employee thereof challenging the Merger in any way or seeking to obtain any damages against any person as a result of the Merger. It is expected that a hearing to finally approve the proposed settlement will occur in the Delaware Chancery Court in early December, 1997.

FAIRNESS OF THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE GENERAL
  PARTNER

    As noted above, on September 11, 1997, the Board determined that the Merger Agreement was fair to and in the best interests of the Public Unitholders, approved the Merger Agreement and recommended that the Public Unitholders approve the Merger Agreement. The Board placed significant weight on Morgan Keegan's opinion, delivered to the Board on September 11, 1997, that the consideration to be received by the Public Unitholders in connection with the Merger is fair from a financial point of view to such holders (the "Fairness Opinion"). The Board also placed significant weight on the related written and oral presentations made by Morgan Keegan to the Board in connection with its consideration of the Initial Proposal and the Revised Proposal. A copy of the Fairness Opinion updated as of the date of this Proxy Statement is attached to this Proxy Statement as Annex B. The Public Unitholders are urged to read the Fairness Opinion in its entirety. See "--Fairness Opinion." TRC, PRI and MergerCo. also believe that the Merger is fair to and in the best interests of the Public Unitholders.

    In reaching the conclusion that the Revised Proposal is fair to and in the best interests of the Public Unitholders, the Board and TRC considered the following factors (some of which were discussed prior to September 11, 1997), which they deemed to be material:

    PROCEDURAL FAIRNESS. The Board and TRC recognized that the Merger is subject to satisfaction of the Public Unitholder Approval Requirement, which assures that the Merger cannot be consummated against the wishes of the holders of a majority of the Public Units voted. The Board and TRC also recognized that because of the conflicting interests, or what might be perceived as conflicting interests, of all of the directors of the General Partner, it would have been problematic for the Board to appoint a committee of independent directors to negotiate the terms of the Merger solely on behalf of the Public Unitholders. The Board and TRC believe that the Public Unitholder Approval Requirement provides adequate procedural fairness in connection with the Merger.

    ANALYSIS OF MORGAN KEEGAN. The Board reviewed the valuation methods used by Morgan Keegan in rendering the Fairness Opinion and in valuing the Partnership, including analyses based on comparable companies, premiums and discounted cash flows. In addition, the Board reviewed the substantive factors considered by Morgan Keegan in rendering its opinion, including, among others, the prior trading history of the Units, the historical financial condition and performance of the Partnership, the projected financial expectations of the Partnership, and the performance and condition of public companies which are comparable to the Partnership.

    PREMIUM TO MARKET. The Board and TRC recognized that the price of $14.00 per Unit represented a substantial premium to recent market trading prices for the Units.

    ADVANTAGES TO TRC. The Board recognized that the Merger would be advantageous to TRC and its affiliates, which would collectively own all of the Units following the Merger. TRC probably will be able to achieve significant benefits as a result of the Merger, including realizing all of the benefits of improvements in the Partnership's business or increases in the Partnership's value, eliminating the need to recognize fiduciary obligations to the Public Unitholders and eliminating the costs of maintaining the Partnership's status as a publicly traded partnership under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Merger may also have the effect of preventing, following the effectiveness of the Merger, any Public Unitholders from having standing to sue the Partnership for damages based on a derivative claim of a breach of fiduciary duty.

    OTHER FACTORS. In addition to the factors listed above, the Board and TRC considered the following factors in their evaluation of the Merger:

        (i) the fact that the tax treatment of the Partnership under federal tax laws makes it very unlikely that the Partnership will continue to pay substantial distributions to Unitholders;

        (ii) the Partnership's existing equity capital structure;

       (iii) the all-cash nature of the $14.00 per Unit cash consideration to be received by Public Unitholders in the Merger (the "Merger Consideration");

        (iv) the intense and increasing competition in the restaurant industry;

        (v) the opportunity for Unitholders to sell Units without the cost and commissions normally associated with a sale;

        (vi) the terms and conditions of the Merger Agreement, taken as a whole; and

       (vii) the lawsuits with respect to the Initial Proposal, the allegations contained therein, discussions between defendants' counsel and plaintiffs' counsel and the agreement of such counsel that they would recommend that the Delaware Chancery Court approve a settlement based upon the Revised Proposal.

    WEIGHING OF FACTORS. In view of the variety of factors considered in its evaluation of the Merger, neither the Board nor TRC found it practicable to, and did not, quantify or otherwise assign precise relative weights to the individual items described above. Among the most important factors considered by the Board and TRC were the Fairness Opinion and presentations, the fact that the Merger is subject to the Public Unitholder Approval Requirement through which TRC has neutralized its vote and the fact that plaintiffs' counsel in the lawsuits involving TRC's Initial Proposal have recommended that the Delaware Chancery Court approve a settlement based upon the Revised Proposal.

    In reaching the conclusion that the Merger is fair to and in the best interests of the Public Unitholders, the Boards of Directors of PRI and MergerCo. took note of and relied upon the factors considered and conclusions reached by the Board and TRC.

FAIRNESS OPINION

    On August 21, 1997, the Board of Directors of PMC retained Morgan Keegan & Company, Inc. ("Morgan Keegan") to render an opinion to the Board of Directors concerning the fairness, from a financial point of view, to the Public Unitholders, of the consideration to be paid pursuant to the Merger Agreement. Morgan Keegan was retained by PMC on the basis of, among other things, its experience and expertise and familiarity with the restaurant industry. As part of its investment banking business, Morgan Keegan is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and estate planning purposes.

    Morgan Keegan's engagement was limited to rendering the opinion described herein to the Board. Morgan Keegan did not provide any services to any other party to the proposed Merger.

    Representatives of Morgan Keegan attended both September 11, 1997 meetings of the Board at which the Directors considered the proposed merger and approved the Original Merger Agreement. At such meetings, representatives of Morgan Keegan made presentations and reviewed various aspects of the Merger, including the financial terms and conditions of the Merger.

    At the second September 11, 1997 meeting of the Board, Morgan Keegan rendered its oral opinion to the Board to the effect that, as of that date, the consideration to be paid in connection with the Merger was fair, from a financial point of view, to the Public Unitholders. That opinion was subsequently confirmed in writing. Morgan Keegan provided the Board with an
updated opinion on            , 1997. The full text of Morgan Keegan's
  , 1997 opinion is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Annex B. Holders of the Units are urged to read the opinion in its entirety for a description of the procedures followed, qualifications made, matters considered, and limitations undertaken by Morgan Keegan. The assumptions that Morgan Keegan made for purposes of conducting its analysis are described below.

    MORGAN KEEGAN'S OPINION IS DIRECTED TO THE BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE PARTNERSHIP'S PUBLIC UNITHOLDERS OF THE CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW SUCH UNITHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

    In connection with rendering its opinion, Morgan Keegan: (i) held discussions with various members of management and representatives of PMC and the Partnership concerning the Partnership's historical and current operations, financial condition and prospects; (ii) reviewed historical consolidated financial and operating data that was publicly-available or furnished to Morgan Keegan by PMC and the Partnership; (iii) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of PMC and the Partnership; (iv) reviewed certain publicly-available information concerning the trading of, and the trading markets for, the Units; (v) reviewed certain other companies that it believed to be comparable to the Partnership and the trading markets for certain of such other companies' securities; (vi) reviewed certain publicly-available information concerning the nature and terms of certain other transactions that Morgan Keegan deemed relevant to its inquiry; (vii) reviewed a September 9, 1997 draft of the Original Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

    Morgan Keegan assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it for purposes of its opinion and assumed and relied upon the accuracy and completeness of the representations and warranties contained in the Merger Agreement. Morgan Keegan was not engaged to, and did not independently attempt to, verify any of such information. With respect to the financial and operational forecasts made available to Morgan Keegan by the management of PMC and the Partnership and used in its analysis, Morgan Keegan assumed that such financial and operational forecasts, including those relating to new store economics, new store development and new franchised store plans were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby. Morgan Keegan was not engaged to assess the achievability of such projections or the assumptions on which they were based and expressed no view as to such projections or assumptions. Morgan Keegan did not conduct an independent evaluation or appraisal of the assets and liabilities of the Partnership, nor was it furnished with any such evaluation or appraisal. Morgan Keegan also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

    Morgan Keegan assumed, for purposes of its analysis, that the Partnership's historical quarterly distribution would not be paid with respect to the quarter ending December 31, 1997, and considered this fact in evaluating the fairness, from a financial point of view, of the Merger Consideration of $14.00 per Unit to be received by the Public Unitholders.

    In its analyses, Morgan Keegan used closing stock prices as of September 9, 1997. In rendering its fairness opinion at the second PMC Board meeting on September 11, 1997, however, Morgan Keegan took account of closing stock prices on September 11.

    The following is a summary of analyses presented by Morgan Keegan to the Board of Directors on September 11, 1997 (the "Morgan Keegan Report") in connection with its opinion.

    COMPARABLE COMPANY ANALYSIS. Morgan Keegan compared selected historical and projected market value multiples of two groups of publicly-traded restaurant companies that it deemed to be comparable to the Partnership. The first group included six restaurant companies that Morgan Keegan considered most comparable to the Partnership in terms of operational characteristics (the "Peer Group"). This group consisted of Bob Evans Farms, Inc., DenAmerica Corp., Frisch's Restaurants, Inc., IHOP Corp., Shoney's, Inc. and VICORP Restaurants, Inc. The second group included the companies in the Peer Group, as well as seven additional restaurant companies serving the family dining segment (the "Family Dining Group"). The additional companies included in the Family Dining Group were Buffets, Inc., Cracker Barrel Old Country Store, Inc., Flagstar Companies, Inc., Luby's Cafeterias, Inc., Morrison Restaurants Inc., Piccadilly Cafeterias, Inc. and Ryan's Family Steak Houses, Inc. No company used in Morgan Keegan's analysis was identical to the Partnership. Accordingly, Morgan Keegan considered the market multiples for the composite of comparable companies to be more relevant than the market multiples of any single company.

    Morgan Keegan calculated a range of implied values based upon the market multiples of companies in the Peer Group and applied them to the historical and projected results of the Partnership in order to determine a range of implied values for the Partnership's Units. Morgan Keegan calculated the multiples of adjusted market value (i.e., equity market capitalization plus debt less cash) to latest twelve months ("LTM") revenues, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings Before Interest and Taxes ("EBIT") and multiples of market value (equity market capitalization) to net income and projected net income (based on published third party estimates) for calendar 1997 and 1998 for each of the companies in the Peer Group. Morgan Keegan applied the multiples of the Peer Group companies to the Partnership's LTM revenues, EBITDA, EBIT and net income (pro forma at an assumed 40% tax rate), and to management's projected calendar 1997 and 1998 net income (assuming a 40% tax rate). The companies in the Peer Group had multiples ranging from 0.41x to 2.54x LTM revenues, 4.7x to 9.3x LTM EBITDA, 10.0x to 13.9x LTM EBIT, and 13.0x to 42.2x LTM net income, with median multiples of 0.65x LTM revenue, 5.9x LTM EBITDA, 11.6x LTM EBIT and 19.8x LTM net income. Morgan Keegan conducted an identical analysis with respect to the companies included in the Family Dining Group. The companies in the Family Dining Group had market values ranging from 0.18x to 2.54x LTM revenues, 2.4x to 12.8x LTM EBITDA, 4.8x to 16.3x LTM EBIT, and 11.1x to 42.2x LTM net income, with median multiples of 0.66x LTM revenues, 5.9x LTM EBITDA, 10.2x LTM EBIT and 19.3x LTM net income. While less meaningful because of the Partnership's entity status, Morgan Keegan also examined market value multiples of tangible book value for the companies in the Peer Group and the Family Dining Group. Those multiples ranged from 1.1x to 2.9x for the Peer Group and 1.0x to 3.4x for the Family Dining Group, with median multiples of 1.6x and 1.9x, respectively.

    Application of the median Peer Group multiples to the Partnership resulted in an implied price per Unit of $10.00 based on LTM revenues, $13.95 based on LTM EBITDA, $15.65 based on LTM EBIT, $16.34 based on LTM net income, $12.70 based on projected 1997 net income, $13.68 based on projected 1998 net income and $5.36 based on tangible book value. Application of the median Family Dining Group multiples to the Partnership resulted in an implied price per Unit of $10.29 based on LTM revenues, $14.06 based on LTM EBITDA, $13.13 based on LTM EBIT, $15.92 based on LTM net income $12.07 based on projected 1997 net income, $12.90 based on projected 1998 net income and $6.30 based on tangible book value.

    PREMIUM ANALYSIS. Morgan Keegan reviewed publicly-available information concerning premiums paid in various categories of acquisition transactions and derived an implied price per Unit based on the median premiums paid in these transactions. Morgan Keegan reviewed the premiums paid by controlling persons to acquire non-control positions in 124 transactions completed since January 1, 1992 or currently pending. Morgan Keegan then calculated the median premiums represented by the offer price in those transactions over the market price of the securities four weeks, one week and one day prior to the public announcement of the proposed transaction. The median premiums represented by the purchase prices paid in the acquisitions of non-controlling positions reviewed by Morgan Keegan were 21.0% (four weeks prior to announcement), 19.1% (one week prior to announcement) and 17.3% (one day prior to announcement). The implied price resulting from the application of these median premiums to the Partnership ranged from $12.76 to $13.18 per Unit, as compared to the Merger Consideration of $14.00 per Unit.

    Because of TRC's ownership interest in the Partnership and the General Partner's authority under the Partnership Agreement, Morgan Keegan believed that the analysis of the premiums paid to acquire non-controlling interests was the most relevant premium analysis in the context of the proposed Merger. However, Morgan Keegan also reviewed publicly-available information concerning premiums paid in 113 acquisition transactions completed since January 1, 1996 involving a purchase price of between $50 million and $200 million. The median premiums over market prices paid in these transactions were 31.9% (four weeks prior to announcement), 29.9% (one week prior to announcement) and 23.1% (one day prior to announcement). In addition, Morgan Keegan examined 21 of these transactions in which all cash consideration was paid, and determined that the median premiums over market paid in all-cash transactions involving a purchase price of between $50 million and $200 million were 31.8% (four weeks prior to announcement), 31.8% (one week prior to announcement) and 26.1% (one day prior to announcement). Morgan Keegan's analysis of the median premiums paid in all of the acquisition transactions involving a purchase price of between $50 million and $200 million indicated an implied value for the Partnership ranging from $13.38 to $14.37 per Unit. Its analysis of the transactions involving all-cash consideration indicated an implied value for the Partnership ranging from $13.71 to $14.58 per Unit.

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Keegan performed a discounted cash flow analysis to calculate the Partnership's implied price per Unit based on management's projections through December 31, 2000. Using this information, Morgan Keegan calculated the net present value of free cash flows the Partnership could generate through December 31, 2000 using discount rates ranging from 17.0% to 25.0%. Morgan Keegan also calculated the terminal value of the Partnership in the year 2000 based on multiples ranging from 5.5x to 7.0x EBITDA and discounted these terminal values using discount rates ranging from 17.0% to 25.0%. Morgan Keegan's judgment concerning the risks associated with the cash flows was a key factor in its determination of an appropriate discount rate to use in its analysis. Among the factors contributing to Morgan Keegan's conclusions about an appropriate discount rate were the anticipated improvement in new store economics and the increased growth in new store and new franchised store development reflected in management's projections. The sum of the present value of the free cash flows and terminal values less outstanding debt (net of cash) yielded an implied price per Unit ranging from $9.43 to $17.33.

    Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of management's projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

    OTHER ANALYSES. In rendering its opinion, Morgan Keegan considered certain other factors and conducted certain other analyses. These analyses, which are described below, did not directly focus on the Merger Consideration, but were undertaken to provide contextual data and comparative market data to assist in assessing the Merger and the market's valuation of the Partnership's Units. In order to assess market pricing for restaurant acquisitions, Morgan Keegan identified 30 acquisition transactions in the restaurant industry completed since January 1, 1996 or currently pending. Morgan Keegan analyzed the range of revenue, EBITDA, EBIT, net income and book value multiples represented by the purchase price paid in the restaurant transactions it reviewed. This analysis revealed dramatic variations in transaction multiples. Due to the wide variation in transaction multiples resulting from, among other things, differences in pre-transaction operating performance, intangible or other assets associated with a target's business and not reflected in historical operating performance and/or other transaction specific factors (such as the strategic nature of particular acquisitions), Morgan Keegan did not rely on the restaurant acquisition transactions analysis set forth above in rendering its opinion. Morgan Keegan reviewed the historical trading prices and volumes for the Units and the relationship between movements in the price of the Units and movements in the stock prices for various broad based market indices and for the companies included in the Peer Group and the Family Dining Group. Morgan Keegan also performed a Leveraged Buyout Analysis, which evaluated the purchase price to be paid and hypothetical financing arrangements for the proposed transaction from the perspective of an unaffiliated financial buyer. Morgan Keegan also considered the ownership interest of TRC and its affiliates in the Partnership and the rights provided to PMC as general partner under the terms of the Partnership Agreement.

    No company or transaction used in the above analyses for comparative purposes is identical to the Partnership. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

    The summary of the Morgan Keegan Report set forth above does not purport to be a complete description of the presentation by Morgan Keegan of the Morgan Keegan Report to the Board or of the analyses performed by Morgan Keegan. A copy of the Morgan Keegan Report has been filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission (the "Commission") with respect to the Merger, and may be inspected and copied by mail from the Commission as set forth in "Where You Can Find More Information." The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the Morgan Keegan Report and the Fairness Opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of the Partnership.

    In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance and general business and economic conditions. Morgan Keegan assumed that long-term growth rates in the restaurant industry and in the family dining segment of that industry would not deviate significantly from historic levels, that industry practices with respect to pricing adjustments relating to changes in the minimum wage, food prices and other costs would remain consistent with historic practices, that the United States economy would continue to experience a moderate rate of growth over the long-term, that any recession would not be more severe or of longer duration than that experienced in 1991-1992, and that inflation and interest rates would remain within the ranges experienced over the past five years. Many of these factors are beyond the control of the Partnership. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness of the consideration to be paid pursuant to the Merger and were provided to the Board in connection with the delivery of the Fairness Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, the Fairness Opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement.

    Morgan Keegan has expressed no opinion as to the prices at which Units may trade following the date of its opinion.

    PMC has agreed to pay Morgan Keegan a fee of $200,000 for its services pursuant to an engagement letter between PMC and Morgan Keegan. An aggregate of $50,000 was paid upon execution of the engagement letter. An additional $100,000 was payable upon the delivery of the Fairness Opinion. The balance of the fee became payable when Morgan Keegan updated the Fairness Opinion. No portion of Morgan Keegan's fee is contingent upon the closing of the transaction or whether Morgan Keegan gave a favorable opinion with respect to a proposed transaction. PMC also has agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

REPORT OF SMITH BARNEY

    TRC engaged Smith Barney to act as TRC's financial advisor in connection with the Merger. Smith Barney was retained by TRC to act solely as TRC's financial advisor (and not as the advisor to the Partnership or the Board) to assist TRC in evaluating financial and strategic alternatives and to advise TRC with respect to, and if requested by TRC, to assist in negotiating the terms of, the proposed Merger. Smith Barney was not retained to, and was not expected to, render any advice or opinion as to the fairness, from a financial point of view, of the consideration to be received by the Public Unitholders in the Merger.

    In connection with its engagement as TRC's financial advisor, Smith Barney:
(i) reviewed certain publicly available business and historical financial information relating to the Partnership; (ii) reviewed certain financial forecasts provided to Smith Barney by the Partnership; (iii) conducted discussions with members of senior management of the Partnership with respect to, among other things, the business and prospects of the Partnership; (iv) reviewed the historical market trading prices and volumes of the Units; (v) reviewed publicly available financial and stock market data with respect to certain other restaurant companies that Smith Barney believed were comparable to the Partnership; and (vi) considered such other factors as it deemed appropriate.

    On September 8, 1997, Smith Barney furnished the TRC Board with a written report summarizing the types of analysis performed by Smith Barney (the "Smith Barney Report") and met with the TRC Board by telephone to discuss the capital market implications of the Merger. The data contained in the Smith Barney Report was intended solely to provide additional market information to the TRC Board in connection with its formulation of the Revised Merger Proposal and was not intended to provide a recommendation or opinion. A copy of the Smith Barney Report has been filed as an exhibit to the Schedule 13E-3 filed with the Commission with respect to the Merger and may be inspected and copied by mail from the Commission as set forth in "Where You Can Find More Information."

    The following is a summary of the various types of market information furnished to the TRC Board in the Smith Barney Report:

    COMPARISON OF ALTERNATIVES. Smith Barney compared the value to be received by the TRC unitholders in an Exchange Transaction (as previously defined) and a leverage buyout scenario whereby all public units would be purchased by TRC. In performing both scenarios, Smith Barney assumed enterprise values of $205.0 million, $215.0 million and $225.0 million. In the Exchange Transaction, Smith Barney assumed a TRC ownership interest in the newly formed corporation of 42.5%, the middle of an assumed range of 40% to 45%. In performing the leveraged buyout analysis, Smith Barney assumed unit purchase prices of $13.00, $15.00 and $17.00.

    RETURNS ANALYSIS AND CAPITALIZATION SUMMARY. Smith Barney calculated the compounded annual return to TRC for the purchase of the Units held by persons other than TRC assuming purchase prices in the range of $13 to $17 per Unit. The returns to TRC were calculated using two different methods to determine TRC's beginning basis in its investment in the Partnership: (i) a fixed basis equal to $14 per Unit and (ii) a basis which corresponds to the per Unit purchase prices shown in the analysis. For each method, Smith Barney analyzed returns through the year 2001 based on exit multiples of 6.0x to 8.0x projected EBITDA in 2001 and 11.0x to 15.0x projected net income in 2002.

    Smith Barney also provided the TRC Board with an analysis of various financial ratios concerning the Partnership assuming Unit purchase prices in the range of $13.00 to $17.00. These ratios include debt to EBITDA, EBITDA to interest expense and EBITDA minus capital expenditures to interest expense.

    Smith Barney's analyses of potential returns and financial ratios was solely intended to provide the TRC Board with additional information concerning the impact on TRC and the Partnership of the proposed Merger under various scenarios and was not intended as a recommendation of any particular price to the TRC Board.

    UNIT TRADING HISTORY. Smith Barney reviewed the historical trading volume and market prices for the Units and analyzed the percentage of outstanding Units traded within various price ranges. For the one-year period between September 5, 1996 and September 4, 1997, the highest percentage of Units (33.83%) were traded in the price range of $13.00 to $14.00 per Unit, with the second highest percentage of Units (24.51%) traded in the price range of $12.00 to $13.00 per Unit. For the one-month period between August 4, 1997, the date on which TRC issued a press release announcing its proposal to acquire the outstanding Units not already owned by TRC and its direct and indirect subsidiaries for $13.00 per Unit, and September 4, 1997, the highest percentage of Units (46.19%) traded in the price range of $13.15 to $13.20 per Unit, with the second highest percentage of Units traded in the price range of $12.95 to $13.00 per Unit.

    COMPARABLE COMPANY ANALYSIS. Smith Barney reviewed certain publicly-available historical financial information for three groups of restaurant companies considered by Smith Barney to be reasonably comparable to the Partnership. The first group included four family dining companies: Bob Evans Farms, Inc., IHOP Corporation, Shoney's, Inc. and VICORP Restaurants, Inc. (the "Family Dining Companies"). The second group included five other family-oriented restaurant companies: Buffets, Inc., Luby's Cafeterias, Inc., Morrison Restaurants Inc., Piccadilly Cafeterias, Inc. and Ryan's Family Steak Houses, Inc. (the "Family Oriented Companies"). The third group consisted of other casual dining companies: Applebee's International, Inc., Apple South, Inc., Brinker International, Inc., Darden Restaurants, Inc., Lone Star Steakhouse & Saloon, Inc., O'Charley's Inc., Outback Steakhouse, Inc. and Rock Bottom Restaurants, Inc. (the "Casual Dining Companies"). Although the companies in the three groups were comparable to the Partnership based on certain characteristics of their businesses, none of these companies possessed characteristics identical to those of the Partnership. Smith Barney noted that the companies in the three groups varied significantly in several areas, including but not limited to, (i) status as franchisor, franchisee and operator of an owned restaurant concept, and combinations thereof, (ii) mix of owned versus leased restaurants, (iii) status as a single or multi-concept restaurant operator and (iv) inclusion of non-restaurant businesses within the company. No adjustments were made to the comparable company analysis to reflect any of these factors.

    For each of the three groups, Smith Barney calculated, among other things, the multiples of sales, EBITDA and EBIT, as well as price/earnings ("P/E") multiples for the latest four quarters, calendar 1997 and calendar 1998 net income. For the lastest four quarters, the companies in the Family Dining Group had median multiples of 0.81x sales, 7.4x EBITDA, 11.4x EBIT and P/E multiples of 18.9x, 16.1x and 13.7x for the latest four quarters, calendar 1997 and calendar 1998 net income, respectively. The Family Oriented Group had median multiples of 0.69x sales, 6.5x EBITDA, 10.4x EBIT and P/E multiples of 15.2x, 13.9x and 12.3x for the lastest four quarters, calendar 1997 and calendar 1998 net income, respectively. The Casual Dining Group had median multiples of 1.07x sales, 7.2x EBITDA, 12.3x EBIT and P/E multiples of 16.8x, 15.6x and 13.3x for the latest four quarters, calendar 1997 and calendar 1998 net income, respectively. Smith Barney also provided the TRC Board with selected operating statistics, market capitalization, income statement data and recent price changes for each of the comparable companies.

    The foregoing summary does not purport to be a complete description of the Smith Barney Report which is filed as an exhibit to the Schedule 13E-3, Smith Barney believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in the Smith Barney Report. The Smith Barney Report was prepared solely for the purposes discussed above and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projected future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of TRC, the Partnership or the General Partner or any other person assumes responsibility if the future results are materially different from those projected.

    Smith Barney's engagement was formalized in an engagement letter with TRC dated August 6, 1997. Pursuant to such engagement letter, Smith Barney will be entitled to a fee of $1,250,000 for its services upon the consummation of the Merger and to reimbursement for its reasonable expenses, including the fees and expenses of its legal counsel. If a private placement of debt securities to refinance the debt to be incurred under the Facilities in connection with the Partnership's purchase of the Public Units and a refinancing of the Partnership's existing credit facilities is successfully consummated, the $1,250,000 fee payable to Smith Barney will be reduced by $500,000. Smith Barney will also be entitled to certain additional fees if it is engaged as lead manager in connection with any public offering or private placement of debt securities in the high yield market for purposes of effecting the Merger. In addition, TRC has agreed to indemnify Smith Barney against certain liabilities.

CERTAIN PROJECTIONS OF THE PARTNERSHIP

    The Partnership provided TRC, Smith Barney and Morgan Keegan with certain projected financial data for the years 1997 through 2000. The projected financial data were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are included in this Proxy Statement only because they were made available to TRC, Smith Barney and Morgan Keegan. These projections were prepared as of June 16, 1997 and were based upon management's expectations regarding new store openings as of that date. The projected financial data included in this proxy has not been modified to reflect new information regarding store openings. None of Morgan Keegan, Smith Barney, TRC, MergerCo., the General Partner nor the Partnership's independent auditors, Arthur Andersen LLP, examined, compiled or applied any procedures with respect to the projected financial data or expressed any opinion or provided any kind of assurance thereon. None of Morgan Keegan, Smith Barney, TRC, the Partnership, the General Partner, MergerCo. nor any of their respective affiliates or advisors assumes any responsibility for the reasonableness or completeness of the projected financial data. While presented with numerical specificity, the projected financial data are based on a variety of assumptions relating to the business of the Partnership that, although considered appropriate by the Partnership at the time, may not be realized. Moreover, the projected financial data, and the assumptions upon which they are based, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Partnership. Consequently, the projected financial data and the underlying assumptions are necessarily speculative in nature and inherently imprecise, and there can be no assurance that projected financial results will be realized. It is expected that there will be differences between actual and projected results and actual results are likely to vary materially from those shown, and such variance will likely increase over time. None of Morgan Keegan, Smith Barney, TRC, the Partnership, the General Partner, MergerCo. nor any of their respective affiliates or advisors intends to update or otherwise revise the projected financial data. The inclusion of the projected financial data herein should not be regarded as an indication that Morgan Keegan, Smith Barney, TRC, the Partnership, the General Partner, MergerCo. or any of their respective affiliates or advisors considers it an accurate prediction of future results. Unitholders are cautioned not to place undue reliance on the projections, which should be read together with the information relating to the business, assets and financial condition of the Partnership included herein. See "Business" and "Summary Financial Data."

    The projections presented below are based on numerous assumptions, including the following material assumptions. The projections presented below assume that the Partnership will open three new Partnership-operated restaurants in 1997, six new Partnership-operated restaurants in 1998, seven new Partnership-operated restaurants in 1999 and eight new Partnership-operated restaurants in 2000. The projections also assume that the Partnership will open 30 new franchised restaurants in 1997, 30 new franchised restaurants in 1998, 35 new franchised restaurants in 1999 and 40 new franchised restaurants in 2000. The projections assume that Partnership-operated restaurants opened in 1994 or before will realize average sales increases of 4.7%, 3.7%, 3.9% and 3.9% in the years ending December 31, 1997, 1998, 1999 and 2000, respectively, and that franchised restaurants opened in 1994 or before will realize average sales increases of 1.2%, 2.5%, 2.5% and 2.5% in the years ending December 31, 1997, 1998, 1999 and
2000, respectively. The projections do not assume any effects of the Merger.

    These projections contain forward-looking information based on the Partnership's current expectations and are subject to a number of risks including those described below and elsewhere in this Proxy Statement. These risks could cause actual results in the future to differ significantly from results expressed or implied in any projections made by the Partnership.

    A number of factors could affect whether the Partnership will in fact realize the results assumed in the projections. The Partnership's business is subject to intense competition from local as well as national competitors. See "Business--Competition." Changes in customer preferences and the effects of aggressive competition could have a material adverse effect on the Partnership's ability to realize the revenue results assumed in the projections. The Partnership's business is also subject to fluctuations in the general economy and, since the Partnership's locations are concentrated in the Midwest, Florida and the Northeast, a downturn in the general economy or these regional economies could have a negative impact on customers' decisions to dine out at the Partnership's restaurants. In addition, many of the Partnership's restaurants are dependent upon leisure travelers whose travel and dining plans may be more sensitive to any downturn in the economy. Bad weather, especially major weather events such as hurricanes or floods, could also have a negative impact on the Partnership's ability to realize the results assumed in the projections. The projections include assumptions regarding new restaurant openings. The success of new locations can vary depending on a number of factors including the quality of the site on which they are located. See "Business--Development of Restaurants." The ability of the Partnership to find qualified franchisees could have a negative impact on its ability to open new franchised locations. The financial and operational performance of existing franchisees can also have a negative impact on the Partnership's results. At September 30, 1997, the Partnership's largest franchisee was delinquent in its royalty obligations to the Partnership. See "Business--Franchise Operations." The Partnership's business is sensitive to fluctuations in food costs. The Partnership's results of operations are particularly sensitive to coffee prices which are subject to substantial fluctuations. Fluctuations in the price of dairy products, meats and produce can also have a material adverse effect on the Partnership's results of operations. Labor costs have a significant impact on the Partnership's results. The Partnership's labor costs are affected by increases in minimum wage laws, including state minimum wage laws. See "Business--Regulation." For example, Minnesota minimum wage laws have resulted in significantly higher labor costs for the Partnership's restaurants which are located in that state. The availability of labor can also have a negative impact on the Partnership's operations as scarce labor and/or competitive markets result in higher wages. These factors and others affecting the Partnership's business should be considered in evaluating the projections presented below. For a general discussion of factors affecting the Partnership's business, see "Business" below.

    Set forth below is a summary of the projected financial data prepared by the Partnership and provided to TRC and Morgan Keegan. There can be no assurance that actual results for the periods covered by the projections will not be materially less favorable than the projections contemplate.

                        PERKINS FAMILY RESTAURANTS, L.P.
                          PROJECTED INCOME STATEMENTS

                                                                              YEAR ENDED DECEMBER 31,
                                                                                    (PROJECTED)
                                                                                   (IN THOUSANDS)
                                                                   ----------------------------------------------
                                                                      1997        1998        1999        2000
                                                                   ----------  ----------  ----------  ----------
REVENUES
  Food Sales.....................................................  $  248,097  $  264,222  $  286,878  $  312,982
  Franchise revenues.............................................      20,354      22,370      25,112      28,293
                                                                   ----------  ----------  ----------  ----------
Total Revenues...................................................     268,451     286,592     311,990     341,275

COSTS AND EXPENSES
Cost of Sales
  Food cost......................................................      72,894      77,939      85,043      93,253
  Labor and benefits.............................................      83,632      88,215      95,566     104,008
  Operating expenses.............................................      51,503      54,960      59,254      63,983
General and administrative.......................................      26,595      25,529      26,350      27,202
Depreciation and amortization....................................      16,296      18,063      18,736      18,782
Interest, net....................................................       4,839       5,477       4,649       3,646
Other............................................................      (1,240)     (2,202)     (1,810)       (523)
                                                                   ----------  ----------  ----------  ----------
Total Costs and Expenses.........................................     254,519     267,981     287,788     310,351
                                                                   ----------  ----------  ----------  ----------
Earnings before Income Taxes.....................................      13,932      18,611      24,202      30,924
Income Taxes.....................................................           0       7,400       9,631      12,317
                                                                   ----------  ----------  ----------  ----------
Net Income.......................................................      13,932      11,211      14,571      18,607
Interest, net....................................................       4,839       5,477       4,649       3,646
Income Taxes.....................................................           0       7,400       9,631      12,317
                                                                   ----------  ----------  ----------  ----------
EBIT.............................................................      18,771      24,088      28,851      34,570
Depreciation and Amortization....................................      16,296      18,063      18,736      18,782
                                                                   ----------  ----------  ----------  ----------
EBITDA...........................................................  $   35,067  $   42,151  $   47,587  $   53,352
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

                        PERKINS FAMILY RESTAURANTS, L.P.
                            PROJECTED BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                                    (PROJECTED)
                                                                                   (IN THOUSANDS)
                                                                   ----------------------------------------------
                                                                      1997        1998        1999        2000
                                                                   ----------  ----------  ----------  ----------
                             ASSETS
CURRENT ASSETS
Cash & cash equivalents..........................................  $    1,540  $      995  $      963  $    1,765
Receivables, net of allowances...................................       6,285       6,285       6,285       6,285
Inventories......................................................       4,234       4,234       4,234       4,234
Prepaid expenses and other.......................................       1,552       1,552       1,552       1,552
                                                                   ----------  ----------  ----------  ----------
Total current assets.............................................      13,611      13,066      13,034      13,836
PROPERTY & EQUIPMENT, NET........................................     118,564     122,064     126,328     132,904
NOTES RECEIVABLE, NET............................................         705         605         505         405
INTANGIBLE AND OTHER ASSETS......................................      23,823      22,712      21,618      20,599
                                                                   ----------  ----------  ----------  ----------
                                                                   $  156,703  $  158,447  $  161,485  $  167,744
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

                LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Current maturities of long-term debt.............................  $    4,674  $    4,824  $    5,049  $    5,199
Current maturities of capital lease obligations..................       1,408       1,299       1,037       1,066
Accounts Payable.................................................       8,128       8,128       8,128       8,128
Accrued Expenses.................................................      13,520      13,520      13,520      13,520
Distributions payable............................................           0           0           0           0
                                                                   ----------  ----------  ----------  ----------
Total current liabilities........................................      27,730      27,771      27,734      27,913
CAPITAL LEASE OBLIGATIONS........................................       7,152       5,853       4,816       3,750
LONG-TERM DEBT...................................................      55,570      48,746      39,697      29,498
OTHER LIABILITIES................................................       4,629       3,244       1,834         571
PARTNERS' CAPITAL................................................      61,622      72,833      87,404     106,012
                                                                   ----------  ----------  ----------  ----------
                                                                   $  156,703  $  158,447  $  161,485  $  167,744
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

STRUCTURE OF THE MERGER

    At the Effective Time, (i) each issued and outstanding Unit, other than those held by TRC or its direct or indirect subsidiaries, will be canceled, extinguished and retired and will be converted into the right to receive $14.00 in cash, without interest; (ii) each Unit held in the treasury of the Partnership will be canceled, extinguished and retired and no payment shall be made with respect thereto; (iii) each general or limited partnership interest which is owned by TRC or its direct and indirect subsidiaries will be and remain a general or limited partnership interest of the Partnership and no payment shall be made with respect thereto; (iv) each share of common stock, par value $0.01 per share, of MergerCo. will be converted into and exchanged for a corresponding limited partner interest in the Partnership; and (v) MergerCo. will cease to exist. As a result of the Merger, the Partnership will become wholly owned by TRC and its affiliates and the Public Unitholders will cease to be limited partners of the Partnership. Because no Units will be publicly held after the Merger, the Units will be delisted and will no longer trade on the New York Stock Exchange. The Partnership has been informed by TRC that, following the Merger, it intends to retain the Partnership's current management and continue to manage the Partnership as an ongoing business in the same general manner as it is now being conducted.

    Immediately after the Effective Time, the Partnership will redeem, for $14.00 per Unit, all Units received by PMC in connection with the conversion of MergerCo.'s common stock in the Merger.

    If the Merger is consummated, the Partnership's final distribution to Public Unitholders will have been the $0.325 per Unit cash distribution for the third quarter of the Partnership's fiscal year paid to persons who were Unitholders of record on September 30, 1997.

    Closing of the Merger is subject, among other things, to: (i) satisfaction of the Majority Vote Requirement and the Public Unitholder Approval Requirement;
(ii) Morgan Keegan's fairness opinion not being withdrawn; (iii) no event having occurred or being reasonably expected to occur which is, or is reasonably expected to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities), results of operations or prospects of Perkins; (iv) no actions or proceedings by any person being pending or threatened against the Partnership, TRC, the General Partner, MergerCo., or any of their subsidiaries or any director, officer or employee thereof challenging or in any way seeking to obtain damages against any person as a result of the Merger; (v) no law, rule, regulation, executive order, decree, injunction or other order having been enacted, issued, promulgated, enforced or entered by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; and (vi) financing for sufficient aggregate funds being available to satisfy the obligations of TRC, PMC, the Partnership and MergerCo., including, without limitation, the obligation to pay the Merger Consideration and to pay all related fees and expenses payable by TRC, PMC, the Partnership and MergerCo. in connection with the Merger and other related transactions. See "The Merger Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

    Unitholders should be aware that management and certain persons associated with the General Partner have certain interests which may present them with actual or potential conflicts of interest in connection with the Merger.

    As of September 30, 1997, 5,043,000 (48.1%) of the Units were beneficially owned by TRC, through its wholly owned subsidiary PRI. See "The Partnership--Beneficial Ownership of Units and Transactions in Units By Certain Persons." TRC is interested in the outcome of the Merger in that, following the Merger, TRC and its direct and indirect subsidiaries would be the sole owners of the Partnership. As sole owners, TRC and its direct and indirect subsidiaries would bear the total risk of the Partnership's operations but would also receive the entire benefit, if any, arising from pursuit of the various opportunities described under "--Background and Reasons for the Merger." If ownership interests in the Partnership or its assets were sold to an unrelated third party, TRC would obtain exclusively the benefits of such a sale while, if the current ownership structure were maintained, TRC would share any such benefits with the Public Unitholders.

    Various management personnel are common to PMC, PRI and TRC. Each of the directors and officers of PRI serves in the same capacity for PMC, and three of the directors and three of the officers of PMC serve as directors and officers of TRC. Donald N. Smith serves as Chairman of the Board and Chief Executive Officer of PMC, PRI and TRC and owns 33.2% of the outstanding common stock of TRC. Michael P. Donahoe serves as Vice President and Controller of each of PMC, PRI and TRC and Donald F. Wiseman serves as Secretary of PMC, PRI and TRC. Steven L. Ezzes and Charles L. Atwood serve as directors of PMC, PRI and TRC. Mr. Ezzes serves on the Boards of each of PMC, PRI and TRC. Mr. Atwood serves on the Boards of each of PMC, PRI and TRC as the representative of Harrah's, which indirectly owns 33.2% of the outstanding common stock of TRC.

    The other directors of PMC, although they are not officers or directors of TRC or its subsidiaries, have certain other relationships with TRC and its affiliates that may give rise to actual or perceived conflicts of interest. Lee
N. Abrams is a director of PMC and is a senior partner of a law firm that has represented and is representing TRC and certain of its affiliates in connection with the Merger and other matters. D. Michael Meeks is a director of PMC and under a consulting arrangement, Mr. Meeks assists Perkins in identifying and negotiating franchise agreements with potential franchisees in the hotel industry. Mr. Meeks' compensation consists of a per diem of $1,000 (with a maximum of $3,000 per potential franchisee), a commission of $15,000 for each new franchised restaurant opened and the reimbursement of reasonable out-of-pocket travel expenses. Mr. Meeks is also a former employee of, and a significant portion of his net worth is invested in, Harrah's, which indirectly owns approximately 33.2% of the outstanding stock of TRC. Charles A. Ledsinger is the former Chief Financial Officer of Harrah's and a significant portion of his net worth is invested in Harrah's. To the extent that the Merger were to ultimately prove beneficial to TRC and to positively affect the value of TRC stock, Mr. Smith and Harrah's, as well as all other TRC stockholders, would benefit from the Merger. Mr. Meeks and Mr. Ledsinger, as stockholders of Harrah's, would also benefit indirectly from the Merger to the extent that any such positive effect on the stock of TRC might in turn have a positive effect on the stock of Harrah's.

    The General Partner and the senior management of the Partnership have certain other interests that may present them with actual or potential conflicts of interest. Among these are that (i) the General Partner is controlled by TRC,
(ii) the current General Partner is expected to remain in its current role subsequent to the Merger, and (iii) the current members of the senior management of the Partnership and the General Partner are expected to remain in their positions following the Merger. Under the Partnership Agreement, whenever a conflict of interest exists or arises between the General Partner or any of its affiliates, on the one hand, and the Partnership, any limited partner or any Unitholder, on the other hand, the General Partner may resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. The Partnership Agreement provides that, in the absence of bad faith by the General Partner, the actions of the General Partner shall not constitute a breach of the Partnership Agreement or any other agreement contemplated therein.

RELATIONSHIPS BETWEEN THE PARTIES

    Except as set forth in this Proxy Statement, there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between the Partnership, on the one hand, and TRC and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, or sale or other transfer of a material amount of assets of the Partnership. However, in the future, the Partnership's management may review additional information about the Partnership and, upon completion of any such review, may propose or develop additional or new plans or proposals or may propose the acquisition, disposition or refinancing of assets or other changes in the Partnership's business, structure, capitalization, management or distribution policy which they consider to be in the best interests of the Partnership and its owners.

PLANS FOR THE PARTNERSHIP AFTER THE MERGER

    The Partnership has been informed by TRC that, following the Merger, TRC intends to cause the business and operations of the Partnership to continue to be conducted by the Partnership substantially as they are currently being conducted. TRC will, however, continue to evaluate the business and operations of the Partnership after the consummation of the Merger and will continue to take such actions as are deemed appropriate by TRC and its affiliates, under the circumstances then existing, to maximize the profitability of the Partnership.

    Except for the Merger and as otherwise described in this Proxy Statement, none of TRC, the General Partner or their affiliates has any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Partnership or sale or transfer of a material amount of assets involving the Partnership or any other change in the Partnership's structure or business or the composition of its management. However, in the future TRC, its affiliates and the Partnership's management will continually review additional information about the Partnership and, upon completion of any such review, may propose or develop additional or new plans or proposals or may propose the acquisition, disposition or refinancing of assets, including, without limitation, general or limited partnership interests in one or more partnership subsidiaries of the Partnership, real estate assets held by one or more of such partnership subsidiaries and property management or asset management and related contracts in respect of properties controlled by the Partnership, one of its partnership subsidiaries or an affiliate of the Partnership (the "Properties"), the repositioning of certain of the Properties or other changes in the Partnership's business, structure, capitalization, management or distribution policy which they consider to be in the best interests of the Partnership and its surviving partners.

CERTAIN EFFECTS OF THE MERGER

    In the Merger, all of the Units outstanding immediately prior to the Effective Time (other than Units held by TRC and its direct and indirect subsidiaries) will be converted into the right to receive $14.00 in cash per Unit and the Public Unitholders will cease to have any interest in the Partnership and will therefore not share in future earnings and growth of the Partnership, if any. As a result of the Merger, TRC and its affiliates will hold the entire equity interest in the Partnership, including the entire interest in the Partnership's net earnings and book value.

    The Units are currently registered under the Exchange Act. Registration of the Units under the Exchange Act may be terminated upon application of the Partnership to the Commission if the Units are neither listed on a national securities exchange nor held by more than 300 holders of record. Termination of registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to Unitholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of forwarding an annual report to Unitholders, no longer applicable to the Partnership. Furthermore, the ability of "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. TRC presently intends to cause the Partnership to apply for termination of registration of the Units under the Exchange Act as soon as the requirements for such termination are met and to take all permitted actions to make the Partnership eligible for such termination.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of the material federal income tax rules applicable to the Merger. The summary does not discuss all of the federal income tax consequences that may be relevant to a particular Unitholder or to certain Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, tax-exempt entities, life insurance companies or S corporations). The discussion also assumes that the Units are held as capital assets. The discussion set forth below is based upon the Internal Revenue Code, regulations and announcements promulgated thereunder and published rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH UNITHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF RECEIVING CASH IN THE MERGER IN EXCHANGE FOR UNITS, AS WELL AS THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    GAIN OR LOSS. A Unitholder who receives cash in the Merger in exchange for Units will be treated as though his or her Units were redeemed by the Partnership for cash and generally will recognize capital gain or loss to the extent of the difference between the amount of cash received and his or her adjusted tax basis in the Units exchanged (as explained below). In addition, certain Unitholders will recognize ordinary income related to the recapture of certain tax benefits pursuant to section 751(b) of the Internal Revenue Code (e.g., depreciation recapture). Depending on when the Unitholders acquired their Units, the ordinary income component is expected to be no more than $1.25 per Unit. Any ordinary income recognized pursuant to section 751(b) will reduce the capital gain or increase the capital loss otherwise recognized on the exchange of the Units. Any remaining capital gain or loss will be long term capital gain or loss if the Unitholder's holding period in the Units is more than 18 months on the date of the Merger and will be taxed as "mid-term" gain if the Unitholder's holding period in the Units is more than 12 months and up to 18 months. Capital losses generally are deductible only to the extent of capital gains plus, in the case of non-corporate Unitholders, up to $3,000 of ordinary income. Capital losses realized upon the sale of Units may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.

    Under the recently enacted Taxpayer Relief Act, non-corporate taxpayers are taxed at a maximum rate of 20% for long term capital gains and a maximum rate of 28% for mid-term gains. The Taxpayer Relief Act gives the Internal Revenue Service ("IRS") the authority to apply the Taxpayer Relief Act's new rules on taxation of capital gains to sales of interests in pass-through entities, including partnerships. It is possible that the regulations could provide that the type of capital gain could be determined by looking through the partnership. Thus, for example, the long term rate could only apply to the extent the gain is attributable to assets held by the Partnership for more than 18 months. No guidance has been issued by the IRS regarding how these rules might be applied. Such guidance, if and when issued, could have retroactive effect.

    Generally, the adjusted tax basis of a Unitholder's Units will be equal to the cost of the Units to such Unitholder, increased by the Unitholder's share of Partnership income (including any income for the year of the Merger) and decreased by the Unitholder's share of Partnership distributions, credits and losses (including any losses for the year of the Merger).

    PARTNERSHIP INCOME OR LOSS FOR YEAR OF MERGER. Unitholders will be required to include in income their allocated share of Partnership items listed in section 702(a) of the Internal Revenue Code for the taxable year in which the Merger occurs. Certain expenses connected with the Merger that are funded by TRC and its affiliates will be specially allocated to the entity funding those expenses. See "The Merger Agreement-- Issuance of Units to TRC and its Affiliates and Payment of Expenses by TRC Prior to Effective Time."

ACCOUNTING TREATMENT OF THE MERGER

    The acquisition by TRC of the Units will be accounted for as an acquisition of minority ownership interests of a subsidiary in accordance with the purchase method of accounting.

REGULATORY APPROVALS AND FILINGS

    Certain regulatory requirements must be complied with before the Merger is consummated. The Partnership and TRC are not aware of any other governmental consents or approvals that are required prior to the consummation of the Merger other than those described below. It is presently contemplated that if such additional governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance, however, that any such additional consents or approvals will be obtained.

    HSR ACT. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and until certain waiting periods have been terminated or have expired. On October 14, 1997, the Notification and Report Forms for the Merger required pursuant to the HSR Act were filed by the Partnership and TRC. The FTC granted early termination of the waiting period under the HSR Act on October 28, 1997.

    SCHEDULE 13E-3. TRC, PRI, PMC and MergerCo. have filed with the Commission a Schedule 13E-3 pursuant to the Exchange Act, furnishing certain information with respect to the Merger in addition to the information contained in this Proxy Statement, and they may file amendments to the Schedule 13E-3. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information contained in the Schedule 13E-3. For further information pertaining to the Partnership, reference is made to the Schedule 13E-3 and the exhibits and amendments thereto. See "Available Information."

EXPENSES OF THE MERGER

    The Merger Agreement provides that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs and expenses. No such fees, costs or expenses will affect the Merger Consideration of $14.00 per Unit or the final distribution of $0.325 per Unit paid for Unitholders of record on September 30, 1997 for the third quarter of the Partnership's 1997 fiscal year. It is estimated that, if the Merger is consummated, the fees, costs and expenses incurred in connection with the Merger will be approximately as set forth below:

                                                                                      THE
                                                                        TRC       PARTNERSHIP
                                                                   -------------  ------------
Investment banking fees and expenses.............................  $     850,000  $    225,000(1)
Financing/Refinancing Fees and Expenses..........................      7,640,000             0
Legal fees and expenses (2)......................................      1,835,000             0
Accounting fees and expenses.....................................        110,000             0
Filing fees......................................................         90,000             0
Solicitation, printing and mailing fees..........................        130,000             0
Miscellaneous (3)................................................        465,000             0
                                                                   -------------  ------------
Total............................................................  $  11,120,000  $    225,000
                                                                   -------------  ------------
                                                                   -------------  ------------

------------------------

(1) Includes the fees and estimated expenses of Morgan Keegan (see "The Merger--Fairness Opinion").

(2) Includes the estimated fees and estimated expenses of counsel to TRC, MergerCo. and PMC and $1,435,000, the maximum in fees and expenses payable to the plaintiffs' lawyers in the Delaware Litigation. Defendants in the Delaware Litigation intend to contest the amount of such fees and expenses.

(3) Includes paying agent fees for processing transmittals and payments to holders of Units.

                             THE PROXY SOLICITATION

VOTING AND PROXY PROCEDURES

    A proxy enables a Unitholder to be represented at a meeting or any adjournments, postponements or reschedulings thereof at which he would otherwise be unable to participate. The proxy card accompanying this Proxy Statement is solicited because each Unitholder is entitled, as a limited partner of the Partnership, to vote on matters scheduled to come before the Special Meeting.

    Units eligible to be voted and for which a proxy card in the accompanying form is properly signed, dated and returned in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken will be voted in accordance with any choice specified. The proxy card permits a specification of approval, disapproval or abstention as to the proposal described in this Proxy Statement. Unitholders are urged to specify their choice by marking an (x) or other mark in the appropriate box on the proxy card, but where no choice is specified, eligible Units will be voted for approval of the Merger Agreement and the Merger.

    If any matters not specified in this Proxy Statement come before the Special Meeting or any adjournments, postponements or reschedulings thereof, eligible Units will be voted in accordance with the best judgment of the persons named therein as proxies. At the time this Proxy Statement was printed, management of the General Partner was not aware of any other matters to be voted upon. Only procedural matters may come before the Special Meeting since the only substantive matters which may be considered are those with respect to which prior notice is given.

    The proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy or proxy card, attention Secretary, to Perkins Family Restaurants, L.P., 6075 Poplar Avenue, Suite 800, Memphis, TN 38119-4709, or by attending the Special Meeting in person and so notifying the meeting inspectors.

    The presence in person, or by properly executed proxy, of the holders of more than 50% of the aggregate Percentage Interests (as hereinafter defined) of all partners is necessary to constitute a quorum at the Special Meeting. "Percentage Interest" means (a) as to the General Partner, 1%, and (b) as to any Unitholder, the product of (i) 99% multiplied by (ii) the number of Units held by such Unitholder, divided by the total of all Units outstanding. Each holder of record of Units on the Record Date is entitled to cast one vote per Unit on each proposal properly submitted for the vote of the holders of the Units. Pursuant to the Partnership Agreement, approval of the Merger Agreement will require the affirmative vote of a majority of the aggregate Percentage Interests of all partners entitled to vote thereon, including Units held by TRC and its direct and indirect subsidiaries (the "Majority Vote Requirement"). Additionally, although not required by the Partnership Agreement, approval of the Merger Agreement has been conditioned upon the affirmative vote of a majority of the Units held by Public Unitholders that are voted at the Special Meeting (the "Public Unitholder Approval Requirement"). The votes of TRC, its direct and indirect subsidiaries and their respective officers, directors and key employees will not count toward satisfaction of the Public Unitholder Approval Requirement. Therefore, the Merger will not be consummated without the approval of the holders of a majority of the Units held by Public Unitholders and voted at the Special Meeting.

    Abstentions and any unvoted positions in brokerage accounts will be counted toward the calculation of a quorum, but are not treated as either a vote for or against the proposal. Abstentions and unvoted Units will be treated as unvoted Units in determining whether the Public Unitholder Approval Requirement has been satisfied. TRC has informed the General Partner that it intends to vote its interest in the Partnership (which includes the General Partner's interest as well as the Units over which it has voting control), representing approximately 48.6% of the Percentage Interests, "FOR" approval of the Merger if the Public Unitholder Approval Requirement is satisfied. Thus, if the Public Unitholder Approval Requirement is satisfied, the Majority Vote Requirement is very likely to be satisfied as well.

SOLICITATION OF PROXIES

    Solicitation of proxies from the Unitholders will be made by the General Partner and will be undertaken principally by use of the United States Postal Service. The cost of any such solicitation, including the cost of preparing and mailing proxy materials, returning the proxies and reimbursing brokerage houses and nominees for forwarding proxy materials to beneficial owners, will be borne by the Partnership. D.F. King & Co., Inc. will assist in the solicitation of proxies by the General Partner for an aggregate anticipated fee of $5,000 plus reasonable out-of-pocket expenses.

NO APPRAISAL RIGHTS

    Under the Delaware Revised Uniform Limited Partnership Act, the only appraisal rights available to Unitholders are those accorded by contract. Neither the Partnership Agreement nor the Merger Agreement provide such appraisal rights to the Public Unitholders in connection with the Merger.

CONDUCT OF THE SPECIAL MEETING

    An agenda will be distributed at the Special Meeting, and the meeting will be conducted in accordance with the agenda. The presiding officer's rules will govern the meeting.

                              THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement. Such summary is qualified in its entirety by reference to the Merger Agreement.

GENERAL

    The Merger Agreement provides that, at the Effective Time and subject to the satisfaction of certain other conditions, MergerCo. will be merged with and into the Partnership. Following the Merger, the Partnership will continue as the surviving partnership and the separate existence of MergerCo. will cease. In the Merger, (i) each issued and outstanding Unit (including restricted Units held by participants in the Partnership's Restricted Limited Partnership Unit Plan of October 2, 1987), other than those held by TRC or its direct or indirect subsidiaries, will be canceled, extinguished and retired and will be converted into the right to receive $14.00 in cash, without interest; (ii) each Unit held in the treasury of the Partnership will be canceled, extinguished and retired and no payment shall be made with respect thereto; (iii) each general or limited partnership interest which is owned by TRC or its direct or indirect subsidiaries will be and remain a general or limited partnership interest, as applicable, of the Partnership and no payment will be made with respect thereto;
(iv) each share of common stock, par value $0.01 per share, of MergerCo. will be converted into and exchanged for a corresponding limited partner interest in the Partnership; and (v) MergerCo. will cease to exist.

    The Merger Agreement also provides that, if the Merger is consummated, the Partnership's final quarterly distribution to Public Unitholders will be the $0.325 per Unit cash distribution for the third quarter of the Partnership's fiscal year to persons who were Unitholders of record on September 30, 1997.

EFFECTIVE TIME

    The Merger will become effective at the time of the filing by the Partnership with the Secretary of State of the State of Delaware of a certificate of merger in accordance with the Delaware Revised Uniform Limited Partnership Act and the Delaware General Corporation Law. It is presently anticipated that such filing will be made on or before December 31, 1997, although there can be no assurance in this regard. Such filing will be made, however, only upon satisfaction or waiver, where permissible, of the conditions set forth in the Merger Agreement. See "--Conditions to the Merger."

FINANCING OF THE MERGER

    Under the Merger Agreement, TRC's obligation to consummate the Merger is subject to the availability of sufficient funds to satisfy the obligations of TRC, the General Partner, the Partnership and MergerCo., including the obligation to pay the amount to which the Unitholders, other than TRC and its direct and indirect subsidiaries, will become entitled at the Effective Time upon surrender of their Units and to pay all related fees and expenses payable by TRC, PMC, the Partnership and MergerCo. in connection with the Merger and other related transactions (the "Financing"). The Merger Agreement requires TRC and the Partnership to use their reasonable best efforts to obtain the Financing.

    Approximately $88 million will be required to consummate the Merger and to pay related fees and expenses. On September 30, 1997, TRC entered into a commitment agreement with a bank to provide the Partnership with a combination of term loan facilities (the "Term Loans") and a new $50,000,000 revolving line of credit facility (the "Line") (together, the "Facilities") which are intended to finance the acquisition of the Public Units and refinance the Partnership's existing credit facilities. The Term Loans consist of two separate facilities in the amounts of $50,000,000 ("Term Loan A") and $80,000,000 ("Term Loan B").

    Term Loan A matures five years from the date of closing and is to be repaid in eighteen consecutive quarterly installments, commencing in the third quarter after the closing date. Term Loan B matures eight years from the date of closing and is to be repaid in thirty consecutive quarterly installments, also commencing in the third quarter after the closing date. The Line matures five years from the date of closing and contains a $5,000,000 sublimit for letters of credit.

    Although the Facilities are available to finance the Merger, the Partnership plans to raise a significant portion of the required financing through a private placement of debt securities. As currently contemplated, Term Loan B would be eliminated and the combined amounts of Term Loan A and the Line would be reduced by the net amount of funds raised through a private placement. TRC and the Partnership plan to complete the closings of the Facilities and the private placement concurrently with the consummation of the Merger.

CONDITIONS TO THE MERGER

    The respective obligations of the Partnership, TRC and MergerCo. to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the satisfaction of the Majority Vote Requirement and the Public Unitholder Approval Requirement; (ii) no law, rule, regulation, executive order, decree injunction or other order having been enacted, issued, promulgated, enforced or entered by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; (iii) any waiting period applicable to the consummation of the Merger under the HSR Act having expired or been terminated and (iv) Morgan Keegan having provided and not withdrawn the Fairness Opinion, updated as of the date of this Proxy Statement.

    The obligations of TRC and MergerCo. to effect the Merger are further subject to the satisfaction or waiver by TRC and MergerCo. of the following conditions: (i) the representations and warranties of the Partnership contained in the Merger Agreement being true and correct in all material respects when made and on and as of the Effective Time, except for changes contemplated by the Merger Agreement, with the same force and effect as if made on and as of the Effective Time, except for any representation or warranty made or given as of a specified time, which shall have been true and correct in all material respects as of such time; (ii) the Partnership having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by the Partnership on or prior to the Effective Time; (iii) no event having occurred or being reasonably expected to occur which is, or is reasonably expected to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities), results of operations or prospects of Perkins; (iv) no actions or proceedings having been pending or threatened by any person against the Partnership, TRC, the General Partner, MergerCo. or any of their subsidiaries or any director, officer or employee thereof challenging or in any way or in any manner seeking to restrict or prohibit the Merger or any other Transaction or seeking to obtain any damages against any person as a result of the Merger or any other Transaction; and (v) financing for sufficient aggregate funds being available to satisfy the obligations of TRC, PMC, the Partnership and MergerCo., including, without limitation, the obligation to pay the Merger Consideration and to pay all related fees and expenses payable by TRC, PMC, the Partnership and MergerCo. in connection with the Merger and other related transactions.

    In addition, the obligations of the Partnership to effect the Merger are further subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of TRC and MergerCo. contained in the Merger Agreement being true and correct in all material respects when made and on and as of the Effective Time, except for changes contemplated by the Merger Agreement, with the same force and effect as if made on and as of the Effective Time, except for any representation or warranty made or given as of a specified time, which shall have been true and correct in all material respects as of such time; and (ii) TRC and MergerCo. having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time.

TERMINATION

    The Merger Agreement may be terminated and the Merger may be abandoned notwithstanding approval of the Merger by the Public Unitholders or the General Partner, at any time prior to the Effective Time, by mutual written consent of the Boards of Directors of MergerCo., TRC and the General Partner. The Merger Agreement may also be terminated by either TRC or the Partnership in the event that (i) the Effective Time has not occurred on or before February 28, 1998 (except that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement caused or resulted in the failure of the Effective Time to occur on or before such date) or (ii) any court of competent jurisdiction or other governmental authority has issued an order, decree or ruling or taken any action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable. Further, the Merger Agreement may be terminated by the Partnership if the Board determines that it has a fiduciary duty to withdraw its approval or recommendation of the Merger Agreement or the Merger and by TRC if the Board has withdrawn or modified in a manner adverse to TRC its approval or recommendation of the Merger Agreement or the Merger.

PAYMENT FOR UNITS

    Prior to the Effective Time, TRC will designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Units to receive the Merger Consideration. Promptly after the Effective Time, the Partnership will cause to be mailed to each person who was, at the Effective Time, a holder of record of Units entitled to receive the Merger Consideration, a form of letter of transmittal and instructions for surrendering depositary receipts representing the Units ("Receipts") pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Receipt, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Receipt will be entitled to receive $14.00 in cash per Unit, without interest. All Units so surrendered will then be canceled. When and as needed, TRC or MergerCo. will deposit, or cause to be deposited, in trust with the Paying Agent the cash to which the holders of Units will be entitled at the Effective Time.

    At any time following the sixth month after the Effective Time, the Partnership will be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Units (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders may look to the Partnership (subject to abandoned property, escheat and other similar laws) only as general creditors thereof for amounts payable upon due surrender of the Receipts held by them.

ISSUANCE OF UNITS TO TRC AND ITS AFFILIATES AND PAYMENT OF EXPENSES BY TRC PRIOR
  TO EFFECTIVE TIME

    In order to prevent a termination of the Partnership for federal income tax purposes, the Merger Agreement provides that TRC and its affiliates will contribute cash in the amount of $4,410,000 to acquire newly issued Units of the Partnership prior to the Effective Time. If the Merger is not consummated for any reason, TRC or the affiliate making such contribution, as applicable, may withdraw such capital contribution and the Partnership will promptly repay such capital contribution upon notice from TRC or such affiliate.

    The Merger Agreement also provides that TRC and its affiliates will be entitled to contribute any amount necessary to pay any costs incurred by Perkins in connection with the repayment of Perkins' existing indebtedness or in connection with any other transaction connected with the Merger and that payment of such expenses will be specially allocated to the party paying such expense in order to satisfy the "substantial economic effect" requirement of section 704(b) of the Internal Revenue Code. In order to effectuate the provision in the Original Merger Agreement that would give TRC the tax benefit for funding such expenses, the Original Merger Agreement was amended on October 1, 1997 (as so amended, the "Amended Merger Agreement") to provide for an amendment of the Partnership Agreement beginning on the Effective Date. As amended by the Amended Merger Agreement, the Partnership Agreement provides that if any amount is contributed or deemed to be contributed to the Partnership or its affiliates to pay expenses incurred by the Partnership or its affiliates in connection with the repayment of debt or any other transaction connected with the Merger, such expenses shall be specially allocated to the partner making such contribution or deemed contribution in accordance with section 704(b) of the Internal Revenue Code. Prior to such amendment, the tax benefit of some of these expenses might have been allocated to all of the partners of the Partnership, including the Public Unitholders. The Public Unitholders therefore will not receive any tax benefit as a result of the contribution by TRC and its affiliates to the Partnership of amounts for payment of expenses in connection with the Merger.

OPERATING PARTNERSHIP MERGER

    The Amended Merger Agreement was amended and restated in its entirety again
on October   , 1997 to provide that, prior to the Effective Time, the Operating
Partnership would be merged with and into the Partnership with the Partnership being the surviving partnership in that merger. The Partnership currently conducts its business through the Operating Partnership and this amendment was deemed desirable to eliminate the unnecessary complexity and potential financing and tax inefficiencies of continuing to maintain this multiple layered structure.

                                    BUSINESS

    The Partnership is a leading operator and franchisor of full-service, mid-scale restaurants located primarily in the Midwest, Pennsylvania, upstate New York and central Florida. The Partnership's restaurants operate under the names Perkins Family Restaurant-Registered Trademark- and Perkins Family Restaurant and Bakery-Registered Trademark-. Perkins restaurants offer a full menu assortment of breakfast, lunch, dinner, snack and dessert items and many are open 24 hours a day. The business of Perkins was founded in 1958 and since then Perkins has continued to adapt its menus, product offerings, building designs and decor to meet changing consumer preferences. A substantial majority of Partnership-operated restaurants and franchised restaurants have added in-store bakeries which offer a premium line of freshly prepared baked goods including muffins, cookies and pies. As of September 30, 1997, the Partnership operated 135 full-service restaurants and franchised 333 full-service restaurants located in 32 states and four provinces of Canada. For the twelve months ended September 30, 1997, system-wide revenues (including franchised restaurants), Partnership revenues and Partnership earnings before interest, taxes, depreciation and amortization ("EBITDA") were $701,433,000, $262,759,000 and $35,472,000, respectively. Partnership-operated restaurants have achieved comparable store sales increases in each of the last 25 quarters.

    Perkins restaurants are primarily located in free-standing buildings with approximately 90 to 250 seats. Recently, the Partnership and its franchisees have begun to test the Perkins concept in various non-traditional locations including travel plazas, malls, hotels and airports. The Partnership and its franchisees operate three alternative formats, including limited menu restaurants and a stand-alone bakery, in addition to full-service stand-alone restaurants. These alternative formats are operated under the names Perkins Cafe and Bakery-Registered Trademark-, Perkins Bakery-Registered Trademark- and Perkins Express-Registered Trademark-.

    In addition to operating and franchising Perkins restaurants, the Partnership operates Foxtail Foods ("Foxtail") and is a partner in a joint venture for the development of Jack Astor's Bar and Grill-Registered Trademark-. Foxtail is a food manufacturing division which provides cookie dough, muffin batter, pancake mixes, pies and other bakery products to Partnership-operated restaurants, franchisees, third-party bakers and food distributors. During 1996, Foxtail accounted for 8.5% of Partnership revenues. During 1997, the Partnership entered into a joint venture with a Canadian casual dining operator for the development of a minimum of three Jack Astor's Bar and Grill-Registered Trademark- restaurants. Jack Astor's Bar and Grill is a theme casual dining concept with a high-energy fun atmosphere offering chicken, pasta, hamburgers and alcoholic beverages. The first restaurant opened in Greensboro, North Carolina on October 6, 1997.

COMPETITIVE STRENGTHS

    ESTABLISHED, HIGH-VALUE RESTAURANT BRAND. Perkins is a highly recognized brand in the geographic areas it serves as well as in locations connected to existing markets by travel routes. Perkins offers its guests a wide variety of over 140 reasonably priced menu items, including fresh bakery products served in a warm and comfortable dining environment with the convenience of extended operating hours. As of September 30, 1997, entrees served in Partnership-operated restaurants ranged in price from $2.99 to $8.99 for breakfast, $4.29 to $8.99 for lunch and $5.99 to $8.99 for dinner. The Partnership operates a 3,000 square foot test kitchen in Memphis, Tennessee which develops and tests new menu items. Menus are updated at least three times per year and supplemented with special menus for holiday and promotional events.

    UPDATED, MODERN RESTAURANTS. The Partnership employs an on-going system of prototype development, testing and remodeling to maintain operationally efficient, cost-effective and unique interior and exterior facility design and decor. An accelerated program to upgrade existing Partnership-operated restaurants began in 1995 and continues today. The current remodel package features a modern, distinctive interior and exterior layout that enhances operating efficiencies and guest appeal. As of September 30, 1997, approximately 86% of Partnership-operated restaurants had either been remodeled or initially constructed since January 1, 1994.

    To promote a consistent and current image throughout the Perkins system, the Partnership is encouraging its franchise operators to remodel their restaurants by providing financial incentives and third-party capital programs. Twenty-two franchise restaurants were remodeled in 1996 and approximately

35 additional restaurants are expected to be remodeled in 1997, of which 11 were completed by September 30, 1997.

    MANAGEMENT EXPERTISE. The Partnership has a talented management team with extensive restaurant experience. Management's average tenure with the Partnership is over seven years and management averages 20 years of restaurant experience.

    EFFICIENT OPERATIONS. The Partnership uses a combination of current technology, on-going operational analyses, hourly employee performance programs and the operating experience of both its own field management and that of its franchisees to continuously improve the quality, efficiency and execution of its operating systems. For example, the Partnership-operated restaurants recently implemented programs to improve labor efficiency, lower food cost and improve facility utilization during peak periods.

    DAYPART BALANCE. Perkins has successfully evolved over the last 39 years from its origins as a breakfast-oriented pancake house by developing significant lunch, dinner and late night product offerings. The flexibility of Perkins' multi-daypart offerings allows each location to meet the needs of its trading area. During 1996, the revenue breakdown by daypart for Partnership-operated restaurants was 25% breakfast, 29% lunch, 32% dinner and 14% late night (10:00 p.m. to 6:00 a.m.), although the Partnership believes that breakfast items (which are served around the clock) continue to account for a majority of its revenues.

    COMMITMENT TO GUEST SATISFACTION. The Partnership is focused on continually improving guest satisfaction. The Partnership regularly surveys customers to determine their overall satisfaction with their dining experience, conducts extensive service quality training programs and operates a toll free number to monitor guest dining experience.

    MANAGEMENT INFORMATION SYSTEMS. The Partnership's information systems not only provide detailed monthly financial statements for each restaurant but daily operating statistics such as sales, labor, guest check and average table turns. The system also generates weekly restaurant profit and loss statements and food and labor variance analysis. This information is available to management for analysis on a daily basis.

    The Partnership has also developed a labor scheduling system which calculates the amount of labor necessary to provide optimal guest service. This system utilizes historical guest counts in 15 minute increments.

    The Partnership's systems are year 2000 compliant.

    PURCHASING LEVERAGE. The Partnership aggregates the purchasing requirements of all of its Partnership-operated restaurants and over 90% of its franchised restaurants to obtain purchasing economies of scale for food items, cleaning supplies, equipment, maintenance services, and regional distribution agreements. In addition, the Partnership utilizes outside consultants for information regarding purchases of commodity items and supports significant purchases of commodity products, such as sirloin steak or shrimp, which provide the basis for several product-driven marketing programs throughout the year.

BUSINESS STRATEGY

    INCREASE FRANCHISE REVENUES. The Partnership plans to continue to add franchised units in existing and new geographic markets. In addition, management will continue to encourage franchisees to remodel and renovate restaurants where appropriate. Management believes its franchisees will open approximately 17 new restaurants in 1997, of which ten had been opened as of September 30 and seven were under construction. Management believes its franchisees will open 43 new franchised restaurants during 1998. During 1996, ten franchised restaurants closed, and in 1997 six franchised restaurants had been closed as of September 30.

    SELECTIVELY DEVELOP NEW PARTNERSHIP-OPERATED RESTAURANTS. The Partnership will continue to develop and operate new restaurants based upon its current prototype. Management believes the development of successful Partnership-operated restaurants supports the continued development of the Perkins franchise system. The Partnership currently plans to add three to five new Partnership-operated restaurants in 1997, of which one was open as of September 30 and two were under construction. The Partnership plans to add six new Partnership-operated restaurants in 1998.

    EXPAND NON-TRADITIONAL LOCATIONS AND ALTERNATIVE FORMATS. The Partnership and its franchisees have built, on a limited test basis, restaurants within non-traditional sites including hotels, airports, travel plazas and strip shopping centers. Within these non-traditional locations, the Partnership has recently opened restaurants with alternative formats such as limited menu restaurants and a stand-alone bakery, in addition to full-service, stand-alone restaurants. The Partnership intends to continue testing non-traditional locations and further develop alternative formats in conjunction with its franchisees, in cases where appropriate for the Perkins brand and where financial returns are acceptable.

    PURSUE COMPLEMENTARY ACQUISITIONS. The Partnership continually evaluates potential acquisition opportunities of existing franchised Perkins restaurants and other restaurant chains. The Partnership does not currently have any agreements or understanding to make any acquisitions.

CONCEPT

    The Perkins concept is designed to serve a variety of demographically and geographically diverse customers for a wide range of dining occasions which are appropriate for the entire family. The Perkins concept appeals to a wide range of markets and customer tastes with its large comfortable dining rooms, flexible kitchens, broad menu, moderate pricing, extended operating hours, table service and bakery specialties.

    MENU. Each Perkins restaurant offers a diverse menu of high quality, moderately priced food and beverage items consisting of traditional favorites and seasonal specialties. Each Perkins restaurant offers guests a core menu consisting of certain required menu items that each Partnership-operated and franchised restaurant must offer, providing the consistency necessary to support the Perkins brand. Additional items are offered to meet regional and local tastes. All menu items served in franchised restaurants must be approved by the Partnership's research and development department. Menu offerings continually evolve to meet changing consumer tastes.

    The core menu currently features over 140 items comprised of a broad selection of breakfast, lunch, dinner and bakery products. Signature breakfast items include premium omelettes, buttermilk pancakes and traditional egg dishes. Breakfast entrees generally range in price from $2.99 to $8.99. Signature lunch items include bread bowl salads, melt sandwiches and specialty burgers generally ranging in price from $4.29 to $8.99. Signature dinner items include chicken puff pastry pie, country fried steak, New York Strip steak and Butterball-Registered Trademark- turkey and dressing. Price points for dinner entrees generally range from $5.99 to $8.99. Entree selections are complemented by appetizers and dessert products. Coffee, iced tea and soft drinks are served as "Bottomless Beverages"-TM- with free refills. Perkins restaurants do not generally serve alcoholic beverages.

    Most Perkins restaurants have an in-store bakery, with bakery products offered both for in-house consumption and for carry-out. Bakery breakfast products include freshly baked Mammoth Muffins-Registered Trademark-, cinnamon rolls and sticky buns. Bakery desserts include freshly prepared cookies, brownies, eclairs and pies.

    RESTAURANT DESIGN. In 1993, the Partnership began testing a major prototype redesign which features a series of expandable and differentiated dining rooms set around a central kitchen and pantry area. This design reduces the distance servers travel from food pick-up to guest tables. The interior decor package, which was introduced in 1995, with related but distinct decor for each dining area, can be utilized in traditional rectangular buildings and other building designs. Management believes the new prototype and related decor packages add significantly to the value perceptions of its guests. In addition, the Partnership has developed an exterior design which updates its restaurants while maintaining an identifiable Perkins look. By selectively modifying key concept identifiers, such as entry construction, roof lines and window treatments, the Partnership can upgrade older restaurants, convert existing buildings used for other purposes into Perkins restaurants, and modify non-traditional locations such as shopping center locations, into easily recognizable, modern Perkins restaurants.

    RESTAURANT OPERATIONS AND TRAINING. All restaurants are operated in accordance with uniform operating standards and specifications relating to the quality and preparation of menu items, selection of menu items, maintenance and cleanliness of facilities and employee conduct. The Partnership's operating standards are based upon the Perkins Promise-Registered Trademark-, a guarantee of 100% guest satisfaction. This operating and training system utilizes employee empowerment and feedback to ensure the delivery of a satisfactory dining experience to all guests. All standards and specifications are developed by the Partnership, with input from franchisees, and applied on a system-wide basis.

    The Partnership has an extensive eight to twelve week Management Development Program for general managers, kitchen managers and other salaried restaurant managers. This 44-module program consists of in-store task-oriented training and formal administrative, customer service and financial training. Upon completion of this program, management candidates attend Perkins Leadership Institute, a two-week in-store internship where they can practice skills in a certified training restaurant. Certified trainers conduct hands-on training for all hourly restaurant employees using the Foundations Training Program. This state-of-the-art program utilizes both printed material and video and is designed to improve the confidence, productivity and skill level of new employees. The Partnership provides on-going training for its restaurant employees on new products and other important topics such as food sanitation and customer and employee relations.

    ADVERTISING. The Partnership focuses its advertising and marketing efforts on six to eight food-specific promotions each year. Each promotion features a specific theme or product. Several commodity buys each year enable the Partnership to offer attractive price points on popular products such as steak and eggs or fried shrimp. Two of the Partnership's most popular recent promotions have been the Summer Menu featuring eight new entrees and a new line of "Dill Melt" sandwiches. The Partnership advertises on a regional and local basis, utilizing primarily television, radio and print media. In 1996, the Partnership spent approximately 4.0% of Partnership-operated restaurants' net revenues on advertising, of which 3.1% was contributed to the system advertising fund which develops and funds the specific system-wide promotions. Substantially all franchisees are also required to contribute 3.0% of their gross revenues to the advertising fund. The remainder of the Partnership's advertising expenditures were focused on local advertising in areas with Partnership-operated restaurants.

    AVERAGE CHECK. For the nine months ended September 30, 1997, the average guest check for Partnership-operated restaurants was $5.58.

    UNIT ECONOMICS. Since January 1, 1996, the Partnership has opened six full-service Perkins restaurants, each of which is based upon the Partnership's current prototype building design. The average investment, excluding land and pre-opening expenses, was approximately $1.1 million. The Partnership purchased the sites for each of these six restaurants at an average cost of approximately $417,000. Management believes the average investment for new Partnership-operated units scheduled to be built during the remainder of 1997 and 1998 will range from $1.1 to $1.3 million and land cost will range from $300,000 to $450,000 in cases in which the Partnership purchases the site. Pre-opening expenses consist principally of non-recurring costs such as hourly employee recruiting and training, meals, lodging and travel. Pre-opening costs are amortized over twelve months beginning in the month the restaurant opens. Average annual revenues for 1996 for all Partnership-operated restaurants were approximately $1.6 million.

FRANCHISE OPERATIONS

    As of September 30, 1997, the Partnership had 336 franchised restaurants (including alternative formats) operated by 111 franchisees. The Partnership actively seeks experienced multi-unit restaurant operators as franchisees and requires each franchisee to satisfactorily complete the Partnership's extensive training program. Seven of the 111 franchisees operate a total of 143 full-service Perkins restaurants. The remaining franchisees each currently operate ten or fewer units.

    As of September 30, 1997, the Partnership's three largest franchisees operated a total of 96 restaurants. The respective distribution of restaurants operated by such franchisees was: 41 restaurants primarily in upstate New York; 31 restaurants in Pennsylvania, Ohio and New York; and 21 restaurants in Ohio and Kentucky. During 1996, the Partnership received net royalties and license fees of approximately $1,505,000, $1,955,000 and $1,033,000, respectively, from these franchisees.

    DEFAULTS BY LARGEST FRANCHISEE. The Partnership's largest franchisee operates 41 restaurants, 37 of which are leased from unaffiliated lessors, pursuant to a temporary license agreement expiring December 31, 1997. The temporary agreement was entered into as a result of negotiations following the franchisee's defaults in its payments and certain other obligations under its prior agreements with the Partnership and in order to give the franchisee an opportunity to seek permanent financing in an amount sufficient to permit it to refinance its existing obligations to its creditors, including the Partnership, and to remodel its restaurants. Although the franchisee has represented to the Partnership that it is confident that it can obtain such financing, the Partnership believes that if the franchisee is ultimately unsuccessful and loses control of its properties, a majority of the restaurants can continue to be operated as Perkins Family Restaurants pursuant to arrangements between the Partnership and the owners of the properties. During 1996, the franchisee's net royalty payments to the Partnership were approximately $1.5 million and at September 30, 1997, the franchisee was delinquent in its royalty obligations in the amount of approximately $545,000.

    FRANCHISE ARRANGEMENTS. Franchised restaurants operate pursuant to license agreements generally having an initial term of 20 years, and pursuant to which each franchisee pays the Partnership a royalty fee (usually 4.0% of gross sales) and an advertising contribution (typically 3.0% of gross sales). New franchisees currently pay a non-refundable license fee of $35,000 per restaurant. Franchisees opening their third and subsequent restaurants pay a non-refundable license fee of $25,000 per restaurant. Beginning in 1998, these fees will be increased to $40,000 and $30,000, respectively. License agreements are typically terminable by franchisees on 12 to 15 months prior notice and upon payment of specified liquidated damages. Franchisees do not typically have express renewal rights, although franchisees typically apply for and receive new license agreements at the end of existing contract terms.

    DEVELOPMENT OF RESTAURANTS. The Partnership makes available to franchisees prototype plans and specifications for a typical restaurant which the franchisee and its architect adapt to each site. The Partnership retains the right to approve all final plans and specifications. Each franchisee, with assistance from the Partnership, is responsible for selecting the site for each restaurant within its territory, subject to Partnership approval. The Partnership conducts a physical inspection, reviews any proposed lease or purchase agreements and makes available demographic studies. A Partnership real estate representative assists franchisees in identifying possible sites and trade areas, managing broker relationships and preparing site packages for submission to the Partnership for approval.

    DESIGN AND CONSTRUCTION. The Perkins Construction Management Program is available for a fee to assist franchisees in coordinating the design, construction and equipping of their restaurants. In conjunction with this program, the Partnership provides advice on critical design and contracting decisions and oversees day-to-day construction work, providing comprehensive support during all phases of construction.

    FINANCING. The Partnership currently sponsors financing programs on competitive terms designed to provide its franchisees with access to financing options to support the remodeling of existing restaurants. The financing is provided by two financial services companies with extensive experience in franchise and cash flow based lending. These programs were designed to allow each franchisee's request for financing to be evaluated solely on the basis of the financial performance of the franchisee without support from the Partnership. However, under both programs, the Partnership has the option to extend differing levels of support in its sole discretion, if it determines that such support will have a positive strategic impact on the future growth of the Partnership. Although not specifically part of the current programs, both financial services companies are also offering competitive financing options to both new and existing franchisees for equipment and real estate financing outside of the current remodel initiative.

    In the past, the Partnership has sponsored financing programs offered by certain lending institutions to help its franchisees obtain funds for the construction of new franchised restaurants and to purchase and install in-store bakeries. The Partnership provided a limited guaranty of the funds borrowed for such purposes. As of September 30, 1997, there were approximately $3,739,000 in borrowings outstanding under these programs. The Partnership has guaranteed $1,246,000 of these borrowings. No additional borrowings are available under these programs.

    RESTAURANT OPENING. Thirteen-member New Store Opening Teams ("NSOT") assist franchisees in opening their first two stores. Team members train staff, help operate the restaurant during the first six weeks and help franchisees establish control over labor and food costs. The NSOT arrives prior to a restaurant opening to help ensure a successful opening. The only expense to franchisees for the NSOT services for their first two restaurants is the cost of travel, lodging and local transportation for the team members during their days on site. For each additional restaurant opening in which the franchisee utilizes the services of the NSOT, the franchisee is required to pay $10,000.

    TRAINING. Central to the Perkins system is a comprehensive and continually evolving training system. All aspects of the program incorporate state-of-the-art, easy-to-use materials designed to facilitate self teaching whenever possible and to gain maximum guest impact from time spent on training. Training is provided for all restaurant positions.

    FRANCHISE ADVISORY COUNCIL. The Franchise Advisory Council (the "Council") consists of representatives of 15 franchisees who represent a broad cross section of the franchise organization from both a size and geographic perspective. The Council meets three times per year along with the Partnership's senior management to review and discuss numerous issues that affect the franchise system. The Council advises the Partnership with respect to matters such as menu development, restaurant design and product and equipment purchasing.

    REPORTING AND ROYALTY COLLECTIONS. Franchisees are required to report monthly sales and other operating information, including monthly profit and loss statements to the Partnership. Franchisees make monthly royalty payments based on sales for the previous month. Payments for royalties are typically received at the Partnership's corporate headquarters while the advertising fees are paid directly to a lockbox account.

    ACCOUNTING. The Partnership provides optional accounting services to franchisees for a monthly fee. These services include the processing of payroll and accounts payable and the preparation of monthly financial statements.

QUALITY CONTROL

    The Partnership maintains a high level of quality standards and emphasizes the importance of these standards in all aspects of its purchasing, training and management development systems. These systems are promoted not only within Partnership-operated restaurants but also throughout the franchise system. The quality standards of the restaurants as well as Foxtail Foods are monitored by the Partnership's research and development and quality assurance staffs. The system standards are detailed in The Confidential Management and Operating Systems Manual maintained in all Partnership-operated and franchised restaurants and are reinforced through on-going training programs at both the salaried and hourly employee levels.

    The Partnership utilizes several systems to ensure that its quality standards are being upheld in the restaurants. All Partnership and franchised restaurants are reviewed periodically throughout the year in quality assurance audits conducted by multi-unit management level personnel. Additionally, guest and employee comments are collected through toll-free telephone lines specifically dedicated to employee and guest feedback. Outside providers also conduct guest service surveys in each Partnership restaurant and a separate formal quarterly consumer tracking study covering both Partnership and franchise operated restaurants is monitored closely by management. Aspects of each of these programs are utilized in performance evaluation and incentive compensation determination for all levels of field management personnel.

OTHER FINANCIAL ARRANGEMENTS

    The Partnership's predecessors entered into agreements under which specified payments are to be made by the Partnership based on a percentage of gross sales from certain restaurants and for new restaurants opened within certain geographic regions. During 1996, the Partnership paid an aggregate of $3,177,000 under such agreements. In 1997, the Partnership terminated two such agreements. Had such agreements been terminated at the beginning of 1996, payments by the Partnership during 1996 would have been $1,841,000.

PURCHASING

    The Partnership negotiates directly with suppliers for food and beverage products and raw materials to ensure consistent quality and freshness of products and to obtain competitive prices. Essential restaurant supplies and products are available from several sources and the Partnership is not dependent upon any one source for its supplies and products. The Partnership has not experienced any significant delays in receiving restaurant products, supplies and equipment. The Partnership allows its franchisees to benefit from the purchasing economies it receives by providing and administering purchasing programs and passing through purchasing rebates to franchisees. All of the Partnership-operated restaurants are supplied through two national distributors.

PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

    The Partnership believes that its trademarks and service marks, especially the mark "Perkins," are of substantial economic importance to its business. These include signs, logos and marks relating to specific menu offerings in addition to marks relating to the Perkins name. Certain of these marks are registered in the U.S. Patent and Trademark Office and in Canada. Common law rights are claimed with respect to other menu offerings and certain promotions and slogans. The Partnership has copyrighted architectural drawings for Perkins restaurants and claims copyright protection for most of its manuals, menus, advertising and promotional materials. Perkins does not have any patents.

COMPETITION

    The Partnership's business and the restaurant industry in general are highly competitive and are often affected by changes in consumer tastes and eating habits, by local and national economic conditions and by population and traffic patterns. The Partnership competes directly or indirectly with all restaurants, from national and regional chains to local establishments. Some of its competitors are corporations that are much larger than Perkins and have substantially greater capital resources at their disposal.

PROPERTIES

    The following table lists the location of each of the Partnership-operated and franchised restaurants and bakeries as of September 30, 1997 (excluding alternative formats):

                                                           PARTNERSHIP
                                                            OPERATED       FRANCHISED       TOTAL
                                                         ---------------  -------------     -----
Arizona................................................        --                   8             8
Arkansas...............................................        --                   4             4
Colorado...............................................        --                  16            16
Delaware...............................................        --                   1             1
Florida................................................            20              21            41
Idaho..................................................        --                   8             8
Illinois...............................................             8          --                 8
Indiana................................................        --                   5             5
Iowa...................................................            16               1            17
Kansas.................................................             4               3             7
Kentucky...............................................        --                   4             4
Maryland...............................................        --                   2             2
Michigan...............................................             5               1             6
Minnesota..............................................            40              30            70
Mississippi............................................        --                   1             1
Missouri...............................................            11               1            12
Montana................................................        --                   7             7
Nebraska...............................................             5               2             7
New Jersey.............................................        --                   7             7
New York...............................................        --                  45            45
North Carolina.........................................        --                   4             4
North Dakota...........................................             3               5             8
Ohio...................................................        --                  55            55
Oklahoma...............................................             3          --                 3
Pennsylvania...........................................             6              42            48
South Carolina.........................................        --                   1             1
South Dakota...........................................        --                  10            10
Tennessee..............................................             1              11            12
Virginia...............................................        --                   1             1
Washington.............................................        --                   7             7
Wisconsin..............................................            13              14            27
Wyoming................................................        --                   4             4
Canada.................................................        --                  12            12
                                                                  ---             ---           ---
Total..................................................           135             333           468
                                                                  ---             ---           ---
                                                                  ---             ---           ---

    The following table sets forth certain information regarding
Partnership-operated restaurants and other properties, as of September 30, 1997:

                                                                        NUMBER OF
                                                                    PROPERTIES(1),(4)
                                                                 ------------------------
USE                                                                 OWNED       LEASED        TOTAL
---------------------------------------------------------------  -----------  -----------     -----
Offices and Manufacturing Facilities(2)........................           1            8            9
Restaurants(3).................................................          55           80          135

------------------------

(1) In addition, the Partnership leases 24 properties, 22 of which are subleased to others, one of which is vacant, and one of which is held for future development. The Partnership also owns 15 properties, 13 of which are leased to others and two of which are held for future development.

(2) The Partnership's principal office is located in Memphis, TN, and currently comprises 53,340 square feet of floor area under a lease expiring on May 31, 2003, subject to renewal by the Partnership for a maximum of 60 months. In addition, the Partnership owns a 25,149 square-foot manufacturing facility in Cincinnati, OH and leases two other properties in Cincinnati, OH, consisting of 36,000 square feet and 60,000 square feet for use as manufacturing facilities.

(3) The average term of the remaining leases is six years, excluding renewal options. The longest lease term will mature in 44 years and the shortest lease term will mature in approximately four years, assuming the exercise of all renewal options.

(4) The Partnership currently leases space in three malls which is used to operate Perkins Cafe and Bakeries. These leases are not included in the totals shown.

EMPLOYEES

    As of September 30, 1997 the Partnership employed approximately 9,500 persons, of whom approximately 310 were administrative and manufacturing personnel and the balance were restaurant personnel. Approximately 70% of the restaurant personnel are part-time employees. The Partnership competes in the job market for qualified restaurant management and operational employees. The Partnership maintains ongoing restaurant management training programs and has on its staff full-time restaurant training managers and a training director. The Partnership believes that its restaurant management compensation and benefits package compares favorably with those offered by its competitors. Management believes its employee relations are good. None of Partnership's employees are represented by a union.

GOVERNMENT REGULATION

    The Partnership is subject to various federal, state and local laws affecting its business. Restaurants generally are required to comply with a variety of regulatory provisions relating to zoning of restaurant sites, sanitation, health and safety and employment. No material amounts have been or are expected to be expensed to comply with environmental protection regulations.

    The Partnership is subject to a number of state laws regulating franchise operations and sales. Those laws impose registration and disclosure requirements on franchisors in the offer and sale of franchises and, in certain cases, also apply substantive standards to the relationship between franchisor and franchisee. The Partnership must also adhere to Federal Trade Commission regulations governing disclosures in the sale of franchises.

    The wage rates of the Partnership's hourly employees are affected by federal and state minimum wage rate laws. Future increases in these rates could materially affect the Partnership's cost of labor.

LEGAL PROCEEDINGS

    The Partnership is a party to various legal proceedings in the ordinary course of business. Management does not believe that these proceedings, either individually or in the aggregate, are likely to have a material adverse effect on the Partnership's financial position or results of operations.

BENEFICIAL OWNERSHIP OF UNITS AND TRANSACTIONS IN UNITS BY CERTAIN PERSONS

    The following table sets forth information as of September 30, 1997 with respect to persons who are known to the Partnership (based on statements filed with the Commission pursuant to Section 13(d) or 13(g) of the Exchange Act) to be the beneficial owner of more than five percent of any class of the Partnership's voting securities.

                                                                                    AMOUNT AND NATURE
                                                         NAME AND ADDRESS             OF BENEFICIAL      PERCENT OF
                TITLE OF CLASS                         OF BENEFICIAL OWNER              OWNERSHIP           CLASS
----------------------------------------------  ----------------------------------  ------------------  -------------
Depositary Units Representing Limited           Perkins Restaurants, Inc.                 5,043,000)           48.1%
  Partnership Interests in the Partnership      1 Pierce Place                              (direct
                                                Suite 100 E
                                                Itasca, IL 60143

    The General Partner is wholly owned by PRI, which is in turn wholly owned by TRC. TRC is principally owned by Harrah's (33.2%), Donald N. Smith (33.2%) and Equitable (28.1%). Pursuant to the terms of a certain Stockholders Agreement dated November 21, 1985 (the "Stockholders Agreement") among TRC's stockholders, the voting and disposition of the shares of TRC are subject to numerous restrictions. Significant stockholder and director actions (including certain transactions in TRC's assets and the disposition of TRC's indirect investment in Perkins), as defined in the By-Laws of TRC, PRI and PMC, must be approved by a unanimous vote of the Board of Directors of the company proposing to take any such action.

    The following table sets forth the number of Units beneficially owned either directly or indirectly on September 30, 1997 by certain directors and the executive officers of the Partnership, including all directors and officers as a group:

                                                     NAME AND ADDRESS         AMOUNT AND NATURE       PERCENT OF
                                                      OF BENEFICIAL             OF BENEFICIAL            CLASS
               TITLE OF CLASS                           OWNER (2)                OWNERSHIP(1)      (* LESS THAN 1%)
--------------------------------------------  ------------------------------  ------------------  -------------------
Depositary Units Representing Limited         Lee N. Abrams                            10,900              *
  Partnership Interests in the Partnership
"                                             Richard K. Arras                         34,560              *
"                                             Charles L. Atwood                             0              *
"                                             Steven L. Ezzes                             500              *
"                                             Michael D. Kelly                         12,040              *
"                                             Charles A. Ledsinger                        500              *
"                                             Steven R. McClellan                      10,000              *
"                                             D. Michael Meeks                          1,000              *
"                                             Donald N. Smith                       1,674,276               15.9%
"                                             Jack W. Willingham                       10,840              *
"                                             Donald F. Wiseman                         8,580              *
"                                             All Directors and Officers as         1,828,881               17.4%
                                                a group

------------------------

(1) Mr. Smith's Units are owned indirectly through Mr. Smith's 33.2% ownership of TRC, the sole shareholder of PRI. All other Units are owned directly.

(2) The business address of each of these persons is c/o Perkins Family Restaurants, L.P., 6075 Poplar Avenue, Suite 800, Memphis, TN 38119-4709.

    None of PMC, PRI or TRC or their respective affiliates has purchased, transferred or sold any Units within the past 60 days.

    For certain information concerning the directors and executive officers of PMC, PRI and TRC, see Schedule I to this Proxy Statement.

                             SUMMARY FINANCIAL DATA

    Set forth below is a summary of certain financial and operating data with respect to the Partnership. More comprehensive financial information is included in the Partnership's Form 10-K for the year ended December 31, 1996, the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997 and other documents filed by the Partnership with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. The Partnership's audited financial statements included in its 1996 Form 10-K as filed with the Commission are incorporated herein by reference. The Partnership's 1996 Form 10-K and other documents should be available for inspection or copying as discussed above under "Where You Can Find More Information."

                        PERKINS FAMILY RESTAURANTS, L.P.

                            SELECTED FINANCIAL DATA

  (IN THOUSANDS, EXCEPT PER UNIT DATA AND RATIO OF EARNINGS TO FIXED CHARGES)

                                               NINE MONTHS
                                                  ENDED                      FOR THE YEAR ENDED DECEMBER 31,
                                            SEPTEMBER 30, 1997  ----------------------------------------------------------
                                               (UNAUDITED)         1996        1995        1994        1993        1992
                                            ------------------  ----------  ----------  ----------  ----------  ----------
INCOME DATA:
Revenues..................................     $    199,672     $  252,793  $  245,751  $  221,902  $  212,634  $  195,151
Net Income (a)............................     $     11,770     $   13,522  $    9,796  $   12,008  $   12,602  $   15,353
Net Income Per Unit (a)...................     $       1.13     $     1.30  $     0.94  $     1.16  $     1.21  $     1.48
Weighted Average Equivalent Units
  Outstanding.............................           10,338         10,289      10,269      10,275      10,274      10,258
Cash Distribution Declared Per Unit.......     $      0.975     $     1.30  $     1.30  $     1.30  $     1.30  $     1.30
Book Value Per Unit (Unaudited)...........     $       6.06     $     5.87  $     5.83  $     6.24  $     6.37  $     6.45
Ratio of Earnings to Fixed Charges
  (Unaudited) (b).........................            3.16x          2.79x       2.32x       2.94x       3.22x       4.15x

BALANCE SHEET DATA:
Total Assets..............................     $    156,204     $  155,656  $  161,829  $  150,407  $  131,709  $  125,972
Long-Term Debt............................     $     43,026     $   48,244  $   57,850  $   39,875  $   22,600  $   17,875
Capital Leases............................     $      7,434     $    8,573  $    8,810  $   10,862  $   13,194  $   15,321

------------------------

(a) Excluding non-recurring items, net income for 1995 and 1994 would have been $12,092,000 or $1.17 per unit and $13,868,000 or $1.34 per unit, respectively.

(b) The ratio of earnings to fixed charges is computed by dividing (i) the sum of pre-tax income (equivalent to net income as the Partnership is not subject to federal income taxes), minority interest, amortization of previously capitalized interest and fixed charges (excluding capitalized interest) by (ii) fixed charges. Fixed charges consist of total interest incurred, amortization of debt financing costs and the portion of rental expense on operating leases considered to represent interest cost.

                        PERKINS FAMILY RESTAURANTS, L.P.

                                 BALANCE SHEETS

                       (IN THOUSANDS EXCEPT UNIT AMOUNTS)

                                                              SEPTEMBER 30, 1997  DECEMBER 31,
                                                                 (UNAUDITED)          1996
                                                              ------------------  ------------
                                 ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................     $      2,054      $    2,737
Receivables, less allowance for doubtful accounts of $604
  and $430..................................................            7,446           6,285
Inventories, at the lower of first-in, first-out cost or
  market....................................................            4,150           4,234
Prepaid expenses and other current assets...................            1,886           1,551
                                                                     --------     ------------
Total current assets........................................           15,336          14,807
PROPERTY AND EQUIPMENT, at cost, net of accumulated
  depreciation and amortization.............................          114,312         115,086
NOTES RECEIVABLE, less allowance for doubtful accounts of $6
  and $10...................................................              558             805
INTANGIBLE AND OTHER ASSETS, net of accumulated amortization
  of $27,324 and $26,451....................................           25,798          24,958
                                                                     --------     ------------
                                                                 $    156,204      $  155,656
                                                                     --------     ------------
                                                                     --------     ------------

                  LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Current maturities of long-term debt........................     $      4,624      $    4,356
Current maturities of capital lease obligations.............            1,430           1,683
Accounts payable............................................           12,546           8,878
Accrued expenses............................................           14,932          14,235
Distributions payable.......................................            3,478           3,479
                                                                     --------     ------------
Total current liabilities...................................           37,010          32,631
CAPITAL LEASE OBLIGATIONS, less current maturities..........            7,434           8,573
LONG-TERM DEBT, less current maturities.....................           43,026          48,244
OTHER LIABILITIES...........................................            5,192           4,651
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
General partner.............................................              636             615
Limited partners (10,487,495 and 10,492,930 Units issued and
  outstanding)..............................................           64,556          63,220
Deferred compensation related to restricted units...........           (1,650)         (2,278)
                                                                     --------     ------------
Total Partners' Capital.....................................           63,542          61,557
                                                                     --------     ------------
                                                                 $    156,204      $  155,656
                                                                     --------     ------------
                                                                     --------     ------------

                 MARKET FOR PARTNERSHIP'S UNITS; DISTRIBUTIONS

    Units of the Partnership are traded on the New York Stock Exchange under the symbol PFR.

    The following table sets forth the range of high and low closing prices of Units for each full quarterly period for the two most recent years, as reported by the New York Stock Exchange.

FOR THE QUARTER ENDED                                                              HIGH        LOW
-------------------------------------------------------------------------------  ---------  ---------
March 31, 1995.................................................................  13 1/2     10 1/4
June 30, 1995..................................................................  13         11
September 30, 1995.............................................................  12 3/4     11 1/2
December 31, 1995..............................................................  12 3/8     11

March 31, 1996.................................................................  13 1/8     11 3/8
June 30, 1996..................................................................  12 3/4     11 7/8
September 30, 1996.............................................................  12 7/8     11 3/4
December 31, 1996..............................................................  13 1/2     12 1/8

March 31, 1997.................................................................  14 7/8     12 5/8
June 30, 1997..................................................................  13 5/8     10 3/8
September 30, 1997.............................................................  13 7/8     10 1/4

    As of September 30, 1997, the Partnership had approximately 10,487,495 Units and as of September 30, 1997, approximately 1,436 Unitholders of record.

    In the past two years, the Partnership has paid regular quarterly distributions to Unitholders of $0.325 per Unit. If the Merger is consummated, the Partnership's final quarterly distribution to Public Unitholders will be the $0.325 per Unit cash distribution for the third quarter of the Partnership's fiscal year paid to persons who were Unitholders of record on September 30, 1997. If the Merger is not consummated, no decision has been made as to whether the Partnership would pay a distribution respecting the fourth quarter of the Partnership's 1997 fiscal year. For periods beginning after December 31, 1997, further distributions by the Partnership will be reduced and may be eliminated if the Merger is not consummated.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Partnership files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http:// www.sec.gov."

    TRC and its related entities filed a "Rule 13e-3 Transaction Statement" on
Schedule 13E-3 with the SEC in connection with the Merger. As allowed by SEC rules, this Proxy Statement does not contain all the information you can find in the Schedule 13E-3 or its exhibits.

    The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

    1.  Schedule 13E-3 Transaction Statement dated October 1, 1997, as amended.

    2.  Annual Report on Form 10-K for the year ended December 31, 1996.

    3.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    4.  Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    5.  Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

    We are also incorporating by reference additional documents that we filed with the SEC between the date of this Proxy Statement and the date of the Special Meeting.

    If you are a Unitholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have expressly incorporated by reference an exhibit in this Proxy Statement. Unitholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from Perkins Family Restaurants, L.P., 6075 Poplar Avenue, Suite 800, Memphis, TN 38119-4709, Attn.: Investor Relations, telephone (888) 279-4542.

    If you would like to request documents from us, please do so by November 15, 1997 to receive them before the Special Meeting.

    You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the Merger Agreement and the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than the date of this Proxy Statement and nothing should create any implication to the contrary.

                                   SCHEDULE I

THE PARTNERSHIP AND THE GENERAL PARTNER.

    Set forth below is the name, citizenship, current business address, principal occupation and employment history for at least the past five years of each director and executive officer of the General Partner of the Partnership. Except where otherwise indicated, the business address of each of the following persons is c/o the Partnership, 6075 Poplar Avenue, Suite 800, Memphis, TN 38119-4709 and each of the following persons is a citizen of the United States.

DONALD N. SMITH

    Donald N. Smith has been the Chairman of the Board and Chief Executive Officer of PMC, PRI and TRC since 1986. He has been the Chairman of the Board and Chief Executive Officer of Friendly Ice Cream Corporation ("FICC") since 1988. He is also a member of Perkins Restricted Limited Partnership Unit Plan Committee.

LEE N. ABRAMS

    Lee N. Abrams was elected a Director of PMC in September 1986 and appointed Chairman of the Audit Committee for PMC in October 1986. He is a senior partner in the Chicago, Illinois law firm of Mayer, Brown & Platt. He has been associated with that firm since his graduation from the University of Michigan Law School in 1957. He specializes in franchise and antitrust law. He is also a Certified Public Accountant. Mr. Abrams' business address is Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, IL 60603-3441

STEVEN L. EZZES

    Steven L. Ezzes was elected a Director of PMC, PRI, TRC and FICC and became a member of Perkins Restricted Limited Partnership Unit Plan Committee in February 1996. Since October 1996, Mr. Ezzes has been a Managing Director of Scotia Capital Markets (U.S.A.), Inc. From January 1995 to October 1996, Mr. Ezzes was a private investor and from May 1992 to January 1995, Mr. Ezzes was a Managing Director of Lehman Brothers, Inc. Mr. Ezzes previously served as a Director of PMC, PRI, TRC and FICC from January 1991 to May 1992. Mr. Ezzes is a director of OzEmail, a company that provides internet telephony in Australia and New Zealand.

CHARLES A. LEDSINGER, JR.

    Charles A. Ledsinger, Jr. was elected a Director of PMC in October 1991. He is also a member of Perkins Restricted Limited Partnership Unit Plan Committee. Since May 1997, Mr. Ledsinger has served as Senior Vice President and Chief Financial Officer of St. Joe Corporation. From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc. and from August 1996 to October 1996, Mr. Ledsinger served as Treasurer of Harrah's Entertainment, Inc. For more than three years prior, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, Harrah's former parent. Mr. Ledsinger is also a director of TBC Corporation, a company specializing in the production and sale of tires and batteries.

D. MICHAEL MEEKS

    D. Michael Meeks was elected a Director of PMC and became a member of the Audit Committee for PMC in August 1996. Mr. Meeks has been a private investor for more than the past five years. Mr. Meeks previously served as a director of PMC, PRI, TRC and FICC from December 1987 to October 1991.

RICHARD K. ARRAS

    Richard K. Arras has been President and Chief Operating Officer of PMC since November 1988 and has held varying positions with Perkins since 1979.

CHARLES L. ATWOOD

    Charles L. Atwood was elected a Director of PMC, PRI and TRC in July 1997. He has been employed by Harrah's and its predecessors as Vice President and Treasurer and in various other financial related positions for more than the past five years. Mr. Atwood also serves on the board of directors of Interactive Entertainment, Ltd.

WILLIAM S. FORGIONE

    William S. Forgione was elected Vice President, Human Resources of PMC effective August 11, 1997. From 1994 to August 1997, he was Vice President, Human Resources of UT Medical Group, Inc. and from 1992 to 1994, Worldwide Program Manager for Digital Equipment Corporation.

MICHAEL D. KELLY

    Michael D. Kelly was elected Executive Vice President, Marketing, of PMC in March 1993. From January 1991 to February 1993, Mr. Kelly was Vice President, Marketing, for FICC.

STEVEN R. MCCLELLAN

    Steven R. McClellan has served as Executive Vice President and Chief Financial Officer of PMC since September 1996. From June 1994 to September 1996 Mr. McClellan was Executive Vice President and General Banking Group Head of First Union National Bank of South Carolina, a subsidiary of First Union Corporation. For more than two years prior, he was Senior Vice President of NationsBank.

JACK W. WILLINGHAM

    Jack W. Willingham was elected Executive Vice President, Restaurant Development of PMC in April 1994. From July 1991 to April 1994, Mr. Willingham served as Vice President, Corporate Development, of PMC.

JAMES F. BARRASSO

    James F. Barrasso has been Vice President, Foodservice Development of PMC since February 1994. For more than two years prior, he served as Vice President, Operations Administration of PMC.

MICHAEL P. DONAHOE

    Michael P. Donahoe has been Vice President, Controller of PMC since October 1993. He has also been Vice President, Controller and Treasurer of TRC and PRI since January 1986 and November 1988, respectively. From May 1989 to October 1993, he was Vice President, Chief Financial Officer and Treasurer of PMC. He is a Certified Public Accountant.

CLYDE J. HARRINGTON

    Clyde J. Harrington was elected Vice President, Operations Services of PMC in September 1996. From August 1995 to September 1996 he was Director, Systems Operations of the Partnership and from March 1995 to August 1995 he served as Director in Training for the Operating Partnership. From November 1992 to March 1995 Mr. Harrington served as Director, Operations for the Restaurant Division of PepsiCo., Inc. and from March 1992 to November 1992 he served as Director of Delivery Development for Pizza Hut, Inc.

PATRICK W. ORTT

    Patrick W. Ortt was elected Vice President, Operations--Eastern Division of PMC in September 1996. From March 1993 to September 1996, Mr. Ortt served as Director, Systems Operations of the Operating Partnership. For more than two years prior, he was Vice President, Operations of Pasta Lovers Trattoria, Inc.

STEVEN J. PAHL

    Steven J. Pahl was elected Vice President, Operations--Western Division of PMC in September 1996. From November 1988 to September 1996, Mr. Pahl served as Director, System Operations of the Operating Partnership.

ANTHONY C. SETA

    Anthony C. Seta was elected Vice President, Research and Development of PMC in April 1994. From August 1992 to April 1994, he served as Vice President, Food and Beverage for Blackeyed Pea Restaurants, Inc. For more than a year prior, he was the owner and chef of an independent restaurant. Mr. Seta also acted as a consultant to Kenny Rogers Roasters from January 1992 to August 1992.

ROBERT J. WINTERS

    Robert J. Winters was elected Vice President, Franchise Development of PMC in October 1996. From March 1993 to October 1996, he served as Senior Director, Franchise Development of PMC. For more than a year prior, he was Director, Training and Development of PMC.

DONALD F. WISEMAN

    Donald F. Wiseman has been Vice President, General Counsel and Secretary of PMC since December 1991 and the Secretary of TRC and PRI since September 1997.

    Members of PMC's Board of Directors serve until such time as their successors are elected and qualified. Officers serve at the pleasure of the Board of Directors.

PERKINS RESTAURANTS, INC. AND THE RESTAURANT COMPANY

    Set forth below is the name, citizenship, principal occupation and employment history for at least the past five years of each director and officer of PRI and TRC. The principal executive offices of PRI and TRC are located at One Pierce Place, Suite 100 East, Itasca, IL 60143-2615 and each of the following persons is a citizen of the United States.

DONALD N. SMITH

    Donald N. Smith has been the Chairman of the Board and Chief Executive Officer of PMC, PRI and TRC, as well as FICC for more than the past 5 years. He is also a member of Perkins Restricted Limited Partnership Unit Plan Committee.

STEVEN L. EZZES

    Steven L. Ezzes was elected a Director of PMC, PRI, TRC and FICC and became a member of Perkins Restricted Limited Partnership Unit Plan Committee in February 1996. Since October 1996, Mr. Ezzes has been a Managing Director of Scotia Capital Markets (U.S.A.), Inc. From January 1995 to

October 1996, Mr. Ezzes was a private investor and from May 1992 to January 1995, Mr. Ezzes was a Managing Director of Lehman Brothers, Inc. Mr. Ezzes previously served as a Director of PMC, PRI, TRC and FICC from January 1991 to May 1992. Mr. Ezzes is a director of OzEmail, a company that provides internet telephony in Australia and New Zealand.

CHARLES L. ATWOOD

    Charles L. Atwood was elected a Director of PMC, PRI and TRC in July, 1997. He has been employed by Harrah's and its predecessors as Vice President and Treasurer and in various other financial related positions for more than the past five years. Mr. Atwood also serves on the board of directors of Interactive Entertainment, Ltd.

LARRY W. BROWNE

    Larry W. Browne has served as Executive Vice President, Corporate Finance, General Counsel and Secretary of TRC and PRI since November 1985. From 1988 until December 1996, Mr. Browne served as Senior Vice President, Corporate Finance of the Partnership. Since October 1988, Mr. Browne has served as Executive Vice President, Corporate Finance, General Counsel and Clerk of FICC.

MICHAEL P. DONAHOE

    Michael P. Donahoe has been Vice President, Controller of PMC since October 1993. He has also been Vice President, Controller and Treasurer of TRC and PRI since January 1986 and November 1988, respectively. From May 1989 to October 1993, he was Vice President, Chief Financial Officer and Treasurer of PMC. He is a Certified Public Accountant.

DONALD F. WISEMAN

    Donald F. Wiseman has been Vice President, General Counsel and Secretary of PMC since December 1991 and the Secretary of TRC and PRI since September 1997.

                                                                         ANNEX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            THE RESTAURANT COMPANY,
                           PERKINS ACQUISITION CORP.
                                      AND
                        PERKINS FAMILY RESTAURANTS, L.P.
                         DATED AS OF SEPTEMBER 11, 1997

                               TABLE OF CONTENTS
                                   ARTICLE I

                                   THE MERGER

SECTION 1.01 The Merger..............................................................        A-3
SECTION 1.02 Effective Time; Closing.................................................        A-3
SECTION 1.03 Effect of the Merger....................................................        A-3
SECTION 1.04 Agreement of Limited Partnership........................................        A-4
SECTION 1.05 Conversion of Securities; Merger Consideration..........................        A-4
SECTION 1.06 Surrender of Units......................................................        A-4
SECTION 1.07 Restricted Limited Partnership Unit Plan................................        A-5
SECTION 1.08 Redemption..............................................................        A-5
SECTION 1.09 PROC Merger.............................................................        A-5

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PERKINS
SECTION 2.01 Organization and Qualification..........................................        A-5
SECTION 2.02 Capitalization..........................................................        A-6
SECTION 2.03 Authority Relative to this Agreement....................................        A-6
SECTION 2.04 No Conflict; Required Filings and Consents..............................        A-6
SECTION 2.05 Compliance..............................................................        A-7
SECTION 2.06 Litigation..............................................................        A-7
SECTION 2.07 SEC Filings; Financial Statements.......................................        A-7
SECTION 2.08 Proxy Statement.........................................................        A-7
SECTION 2.09 Brokers.................................................................        A-8
SECTION 2.10 Fairness Opinion........................................................        A-8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MERGERCO. AND TRC
SECTION 3.01 Corporate Organization..................................................        A-8
SECTION 3.02 Authority Relative to this Agreement....................................        A-8
SECTION 3.03 No Conflict; Required Filings and Consents..............................        A-8
SECTION 3.04 Proxy Statement.........................................................        A-9
SECTION 3.05 Brokers.................................................................        A-9

ARTICLE IV

ADDITIONAL AGREEMENTS
SECTION 4.01 Meeting of Unitholders..................................................        A-9
SECTION 4.02 Proxy Statement and Schedule 13E-3......................................        A-9
SECTION 4.03 Further Action; Reasonable Best Efforts.................................       A-10
SECTION 4.04 Public Announcements....................................................       A-10
SECTION 4.05 Financing...............................................................       A-10
SECTION 4.06 Updated Fairness Opinion................................................       A-10
SECTION 4.07 Distributions...........................................................       A-10
SECTION 4.08 Capital Contributions...................................................       A-10

ARTICLE V

CONDITIONS TO THE MERGER
SECTION 5.01 Conditions to Each Party's Obligation to Effect the Merger..............       A-11
SECTION 5.02 Additional Conditions to Obligations of TRC and MergerCo. to Effect the
 Merger..............................................................................       A-11
SECTION 5.03 Additional Conditions to Obligation of Perkins to effect the Merger.....       A-11

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER
SECTION 6.01 Termination.............................................................       A-12
SECTION 6.02 Effect of Termination...................................................       A-12
SECTION 6.03 Fees and Expenses.......................................................       A-12
SECTION 6.04 Amendment...............................................................       A-12
SECTION 6.05 Waiver..................................................................       A-12

ARTICLE VII

GENERAL PROVISIONS
SECTION 7.01 Non-Survival of Representations, Warranties and Agreements..............       A-12
SECTION 7.02 Notices.................................................................       A-13
SECTION 7.03 Certain Definitions.....................................................       A-13
SECTION 7.04 Severability............................................................       A-14
SECTION 7.05 Entire Agreement; Assignment............................................       A-14
SECTION 7.06 Parties in Interest.....................................................       A-14
SECTION 7.07 Specific Performance....................................................       A-14
SECTION 7.08 Governing Law...........................................................       A-14
SECTION 7.09 Headings................................................................       A-14
SECTION 7.10 Counterparts............................................................       A-14

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 11, 1997 (this "AGREEMENT") among The Restaurant Company, a Delaware corporation ("TRC"), Perkins Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Perkins Management Company, Inc. ("MERGERCO."), and Perkins Family Restaurants, L.P., a Delaware limited partnership ("PERKINS").

    WHEREAS, the Board of Directors (the "BOARD") of Perkins Management Company, Inc. ("PMC" or in its capacity as the sole general partner of Perkins, the "GENERAL PARTNER"), at a meeting duly called and held on September 11, 1997, has
(A) determined that this Agreement and the transactions contemplated hereby (the "TRANSACTIONS") are fair to and in the best interests of holders (other than TRC, its affiliates and the officers, directors and key employees of TRC and its affiliates) of depositary units ("UNITS") representing limited partners' interests in Perkins (the "PUBLIC UNITHOLDERS"), (B) approved and adopted this Agreement and the Transactions, including the merger of MergerCo. with and into Perkins (the "MERGER") in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Revised Uniform Limited Partnership Act ("DRULPA") and upon the terms and subject to the conditions set forth herein, and (C) recommended that the Public Unitholders approve and adopt this Agreement and the Transactions; and

    WHEREAS, Morgan Keegan & Company, Inc. ("MORGAN KEEGAN") has delivered to the Board a written opinion that the consideration to be received by the Public Unitholders pursuant to the Merger is fair to the Public Unitholders from a financial point of view (the "MORGAN KEEGAN OPINION"); and

    WHEREAS, the Boards of Directors of MergerCo. and TRC have each determined that this Agreement and the Transactions, including the Merger, are in the best interests of the stockholders of MergerCo. and TRC; and

    WHEREAS, in order to protect the interests of the Public Unitholders, the Board has determined that the Merger and this Agreement require the affirmative vote of the holders of a majority of the Units that are held by the Public Unitholders (the "PUBLIC UNITS") actually voting on the Merger ("PUBLIC UNITHOLDER APPROVAL");

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, TRC, MergerCo. and the General Partner, on behalf of Perkins, hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in ARTICLE V, and in accordance with Section 263 of the DGCL and Section 17-211 of the DRULPA, at the Effective Time (as hereinafter defined) MergerCo. shall be merged with and into Perkins. As a result of the Merger, the separate corporate existence of MergerCo. shall cease and Perkins shall continue as the surviving partnership after the Merger (the "SURVIVING PARTNERSHIP").

    SECTION 1.02 EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE V, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL and the DRULPA (the date and time of such filing being the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, 60603, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE V (the "CLOSING").

    SECTION 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of MergerCo. and Perkins shall vest in the Surviving Partnership, and all debts, liabilities, obligations, restrictions, disabilities and duties of MergerCo. and Perkins shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Partnership.

    SECTION 1.04 AGREEMENT OF LIMITED PARTNERSHIP. The Agreement of Limited Partnership of Perkins Family Restaurants, L.P. (the "PARTNERSHIP AGREEMENT") shall be the Agreement of Limited Partnership of the Surviving Partnership and thereafter may be amended as provided in the Partnership Agreement or by law. This Agreement shall effect no amendment or other change whatsoever to the Partnership Agreement except that the Partnership Agreement shall be amended as provided in EXHIBIT 1.04.

    SECTION 1.05 CONVERSION OF SECURITIES; MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of TRC, MergerCo. or the holders of any of the following securities:

        (a) Each Public Unit and each Unit held by any person other than TRC or its direct or indirect subsidiaries, including any Units that are then outstanding but subject to restriction and held by participants in the Unit Plan (as hereinafter defined), shall, upon surrender in the manner provided in SECTION 1.06 of the depositary receipt that formerly evidenced such Unit (each a "RECEIPT"), be canceled and shall be converted automatically into the right to receive an amount equal to $14 per Unit in cash (the "MERGER CONSIDERATION") payable, without interest, to the holder of such Unit;

        (b) Each general or limited partnership interest of Perkins owned by TRC or any direct or indirect subsidiary of TRC immediately prior to the Effective Time shall remain a general or limited partnership interest of the Surviving Partnership and no payment or distribution shall be made with respect thereto;

        (c) Each Unit held in the treasury of Perkins immediately prior to the Effective Time shall be canceled and retired and no payment shall be made with respect thereto; and

        (d) Each share of Common Stock, par value $.01 per share, of MergerCo. issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one Unit in the Surviving Partnership.

    SECTION 1.06 SURRENDER OF UNITS. (a) Prior to the Effective Time, TRC shall designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of Units to receive the funds to which they shall become entitled pursuant to SECTION 1.05(A). Promptly after the Effective Time, the Surviving Partnership shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Units entitled to receive the Merger Consideration pursuant to SECTION 1.05(A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Receipts shall pass, only upon proper delivery of the Receipts to the Paying Agent) and instructions for use in effecting the surrender of the Receipts pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Receipt, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Receipt shall be entitled to receive in exchange therefor the Merger Consideration for each Unit formerly evidenced by such Receipt, and such Receipt shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Receipt for the benefit of the holder of such Receipt. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Receipt is registered on the books of the depositary, it shall be a condition of payment that the Receipt so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Receipt surrendered or shall have established to the satisfaction of the Surviving Partnership that such taxes either have been paid or are not applicable.

        (b) When and as needed, TRC, MergerCo. or Perkins shall deposit, or cause to be deposited, in trust with the Paying Agent the Merger Consideration to which the holders of Units shall be entitled at the Effective Time pursuant to SECTION 1.05(A) hereof.

        (c) The Merger Consideration shall be invested by the Paying Agent; PROVIDED, that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets; and PROVIDED, FURTHER, that no loss on investment made pursuant to this SECTION 1.06(C) shall relieve TRC or MergerCo. of its obligation to pay the Merger Consideration pursuant to SECTION 1.05(A).

        (d) At any time following the sixth month after the Effective Time, the Surviving Partnership shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Units (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Partnership (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Receipts held by them. Notwithstanding the foregoing, neither the Surviving Partnership nor the Paying Agent shall be liable to any holder of a Unit for any Merger Consideration delivered in respect of such Unit to a public official pursuant to any abandoned property, escheat or other similar law.

        (e) After the close of business on the day of the Effective Time, there shall be no further registration of transfers of Units on the records of the depositary for the Units. From and after the Effective Time, the holders of Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units except as otherwise provided herein or by applicable law.

    SECTION 1.07 RESTRICTED LIMITED PARTNERSHIP UNIT PLAN. After the date of this Agreement, Perkins shall not issue any Units pursuant to its Restricted Limited Partnership Unit Plan of October 22, 1987 (the "UNIT PLAN") and shall terminate the Unit Plan, effective as of the Effective Date.

    SECTION 1.08 REDEMPTION. Immediately after the Effective Time, the Surviving Partnership shall redeem, for $14 per Unit, all Units received by PMC in connection with the conversion of MergerCo.'s common stock in the Merger.

    SECTION 1.09 PROC MERGER. Prior to the Effective Time, Perkins will, and TRC will cause PMC to, cause Perkins Restaurants Operating Company, L.P. ("PROC") to be merged with and into Perkins with Perkins being the surviving partnership in such merger, on such terms as Perkins, TRC and PMC may determine.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF PERKINS

    Perkins hereby represents and warrants to MergerCo. and TRC that:

    SECTION 2.01 ORGANIZATION AND QUALIFICATION. Perkins and each partnership controlling, controlled by or under common control with Perkins (an "AFFILIATED PARTNERSHIP"), including, without limitation, PROC, is a partnership duly organized, validly existing and in good standing under Delaware law and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of Perkins and its Affiliated Partnerships is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with Perkins or any Affiliated Partnership, the term "MATERIAL ADVERSE EFFECT" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities), results of operations or prospects of Perkins and its Affiliated Partnerships taken as a whole. A true and complete list of all Affiliated Partnerships, together with the jurisdiction of organization of each Affiliated Partnership and the percentage of ownership in each Affiliated Partnership owned by Perkins, is set forth in SECTION 2.01 of the Disclosure Schedule to this Agreement previously delivered by Perkins to TRC (the "DISCLOSURE SCHEDULE"). Except as disclosed in such SECTION 2.01, Perkins does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    SECTION 2.02 CAPITALIZATION. As of the date hereof, (i) 10,487,495 Units are issued and outstanding, (ii) 5,043,000 Units are held by Perkins Restaurants, Inc., a wholly owned subsidiary of TRC, (iii) 5,268,410 Units are held by the Public Unitholders and (iv) 176,085 Units are held by employees of TRC and its affiliates. Perkins owns a 99% limited partner's interest in PROC, the entity through which the operations of Perkins are conducted. PMC, a wholly owned subsidiary of Perkins Restaurants, Inc., a wholly owned subsidiary of TRC, is the sole general partner of Perkins and PROC. PMC owns a 1% general partner's interest in each partnership. Except as set forth in SECTION 4.08, there are no options, warrants or rights, agreements, arrangements or commitments of any character relating to the issued or unissued Units of Perkins or any Affiliated Partnership or obligating Perkins or any Affiliated Partnership to issue or sell any Units, or other partnership interests in, Perkins or any Affiliated Partnership. Except as set forth in SECTION 1.08, there are no outstanding contractual obligations of Perkins or any Affiliated Partnership to repurchase, redeem or otherwise acquire any Units or any partnership interests of any Affiliated Partnership.

    SECTION 2.03 AUTHORITY RELATIVE TO THIS AGREEMENT. The General Partner has all necessary partnership power and authority to execute and deliver this Agreement on behalf of Perkins. The execution and delivery of this Agreement by the General Partner, on behalf of Perkins, and the consummation by Perkins and the General Partner of the Transactions have been duly and validly authorized by all necessary partnership action and no other partnership proceedings on the part of Perkins or the General Partner are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, (i) the approval and adoption of this Agreement by a Majority Interest (as defined in the Partnership Agreement), (ii) Public Unitholder Approval as required by the terms of this Agreement, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL and DRULPA). This Agreement has been duly and validly executed and delivered by the General Partner, on behalf of Perkins, and, assuming the due authorization, execution and delivery by MergerCo. and TRC, constitutes a legal, valid and binding obligation of Perkins, enforceable against Perkins in accordance with its terms.

    SECTION 2.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the General Partner, on behalf of Perkins, do not, and the performance of this Agreement by Perkins will not, (i) conflict with or violate the organizational documents of Perkins or any Affiliated Partnership, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Perkins or any Affiliated Partnership or by which any property or asset of Perkins or any Affiliated Partnership is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Perkins or any Affiliated Partnership pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Perkins or any Affiliated Partnership is a party or by which Perkins or any Affiliated Partnership or any of their respective properties is bound or affected except, in the case of this clause (iii), for breaches, defaults, rights, liens and encumbrances which would not individually or in the aggregate have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the General Partner, on behalf of Perkins, do not, and the performance of this Agreement by Perkins will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS") and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and the DRULPA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Perkins from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 2.05 COMPLIANCE. Neither Perkins nor any Affiliated Partnership is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Perkins or any Affiliated Partnership or by which any property or asset of Perkins or any Affiliated Partnership is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Perkins or any Affiliated Partnership is a party or by which Perkins or any Affiliated Partnership or any property or asset of Perkins or any Affiliated Partnership is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 2.06 LITIGATION. Except as set forth in the SEC Filings (as hereinafter defined) or SECTION 2.06 of the Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or threatened against, relating to, involving or otherwise affecting Perkins or any Affiliated Partnership or any of their respective properties or assets before any court, governmental agency, commission, or administrative or regulatory authority which, if adversely decided, in the aggregate, would have a Material Adverse Effect or would affect the consummation of the Transactions.

    SECTION 2.07 SEC FILINGS; FINANCIAL STATEMENTS. As of their respective dates, none of the reports, statements and registration statements filed by Perkins with the SEC since January 1, 1994 (including, without limitation, Perkins' (i) Annual Report on Form 10-K for the year ended December 31, 1996, and (ii) Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and the six months ended June 30, 1997 (the "SEC FILINGS") contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Perkins included in the SEC Filings present fairly the financial position and the results of operations and cash flows of Perkins as of the dates or for the periods indicated therein in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise indicated in such financial statements or the notes thereto), subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments.

    SECTION 2.08 PROXY STATEMENT. The proxy statement to be sent to the holders of Units (such proxy statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the holders of Units, at the time of the Unitholders' Meeting (as hereinafter defined) and at the Effective

Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Unitholders' Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    SECTION 2.09 BROKERS. No broker, finder or investment banker (other than Morgan Keegan) is entitled to any brokage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Perkins. Perkins has heretofore furnished to TRC a complete and correct copy of all agreements between Perkins and Morgan Keegan pursuant to which such firm would be entitled to any payment relating to the Transactions.

    SECTION 2.10 FAIRNESS OPINION. The Board has received from Morgan Keegan the Morgan Keegan Opinion.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF MERGERCO. AND TRC

    MergerCo. and TRC hereby, jointly and severally, represent and warrant to Perkins that:

    SECTION 3.01 CORPORATE ORGANIZATION. Each of MergerCo. and TRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a TRC Material Adverse Effect (as defined below). When used in connection with MergerCo. or TRC, the term "TRC MATERIAL ADVERSE EFFECT" means any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities), results of operations or prospects of MergerCo. or TRC and their respective subsidiaries taken as a whole.

    SECTION 3.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of MergerCo. and TRC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by MergerCo. and TRC and the consummation by MergerCo. and TRC of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of MergerCo. or TRC are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and DRULPA). This Agreement has been duly and validly executed and delivered by MergerCo. and TRC and, assuming the due authorization, execution and delivery by Perkins, constitutes a legal, valid and binding obligation of each of MergerCo. and TRC enforceable against each of MergerCo. and TRC in accordance with its terms.

    SECTION 3.03 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by MergerCo. and TRC do not, and the performance of this Agreement by MergerCo. and TRC will not, (i) conflict with or violate the articles of incorporation or by-laws or similar organizational documents of either MergerCo. or TRC, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to MergerCo. or TRC or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of MergerCo. or TRC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MergerCo. or TRC is a party or by which MergerCo. or TRC or any property or asset of either of them is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a TRC Material Adverse Effect.

(b) The execution and delivery of this Agreement by MergerCo. and TRC do not, and the performance of this Agreement by MergerCo. and TRC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the HSR Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL and the DRULPA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent MergerCo. or TRC from performing their respective obligations under this Agreement.

    SECTION 3.04 PROXY STATEMENT. The information supplied by TRC for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the holders of Units, at the time of the Unitholders' meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies in connection with the Unitholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, MergerCo. and TRC make no representation or warranty with respect to any information supplied by Perkins or any of its representatives which is contained in any of the foregoing documents.

    SECTION 3.05 BROKERS. No broker, finder or investment banker (other than Smith Barney, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of MergerCo. or TRC.

                                   ARTICLE IV
                             ADDITIONAL AGREEMENTS

    SECTION 4.01 MEETING OF UNITHOLDERS. (a) The General Partner shall, in accordance with applicable law and the Partnership Agreement, (i) duly call, give notice of, convene and hold a meeting of the holders of Units as soon as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the Transactions (the "UNITHOLDERS' MEETING") and
(ii) subject to its fiduciary duties under applicable law, (A) include in the Proxy Statement the recommendation of the General Partner that the Public Unitholders approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Unitholders' Meeting, TRC shall, if Public Unitholder Approval is obtained, cause all Units and general partners' interests then owned by it and its direct and indirect wholly owned subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

    SECTION 4.02 PROXY STATEMENT AND SCHEDULE 13E-3. (a) Perkins shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. TRC and Perkins shall cooperate with each other in the preparation of the Proxy Statement, and each of Perkins, TRC and MergerCo. agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Units at the earliest practicable time.

(b) TRC and Perkins shall together prepare and file with the SEC a Transaction Statement on Schedule 13E-3 (the "SCHEDULE 13E-3") under the Exchange Act at the time of filings made in connection with the

Proxy Statement, and shall file with the SEC appropriate amendments to the
Schedule 13E-3. The Schedule 13E-3 will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 4.03 FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, making and facilitating a prompt filing under the HSR Act and using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Perkins and its Affiliated Partnerships as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

    SECTION 4.04 PUBLIC ANNOUNCEMENTS. TRC and Perkins shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    SECTION 4.05 FINANCING. TRC shall use its reasonable best efforts to obtain financing for aggregate funds sufficient to satisfy the obligations of TRC, PMC, Perkins and MergerCo. hereunder, including, without limitation, the obligation to pay the Merger Consideration pursuant to SECTION 1.05(A) and to pay all related fees and expenses payable by TRC, PMC, Perkins and MergerCo. in connection with the Merger and the other Transactions (the "FINANCING"). Perkins shall use its reasonable best efforts to facilitate the Financing and at the Closing shall be the borrower thereunder at TRC's request.

    SECTION 4.06 UPDATED FAIRNESS OPINION. The Parties shall use their reasonable best efforts to obtain from Morgan Keegan a written fairness opinion, dated as of the date of the Proxy Statement, and otherwise substantially the same as the Morgan Keegan Opinion (the "UPDATED MORGAN KEEGAN OPINION").

    SECTION 4.07 DISTRIBUTIONS. Perkins shall make a final cash distribution of $0.325 per Unit to Unitholders of record, as of September 30, 1997, for the third quarter of Perkins' fiscal year, payable on or before November 20, 1997, and between the date of such distribution and the Effective Time shall cease making distributions.

    SECTION 4.08 CAPITAL CONTRIBUTIONS. In order to prevent a "termination" of the partnership for federal income tax purposes, TRC or one of its affiliates agrees to contribute cash to Perkins in the amount of $4.410 million to acquire newly issued Units of Perkins prior to the Effective Time and shall be entitled to contribute any amount necessary to pay any costs incurred by Perkins or the Affiliated Partnerships in connection with the repayment of their existing indebtedness or any other transaction connected with the Merger; PROVIDED, HOWEVER, that if the Merger is for any reason not consummated, such capital contribution may be withdrawn and shall be repaid by Perkins promptly upon notice from TRC or such affiliate. Any expense paid by TRC or its affiliates pursuant to this SECTION 4.08 shall be specially allocated to the party paying such expense in order to satisfy the "substantial economic effect" requirement of Section 704(b) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE V
                            CONDITIONS TO THE MERGER

    SECTION 5.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) This Agreement and the Transactions, including the Merger, shall have been approved and adopted by a Majority Interest (as defined in the Partnership Agreement) and by the affirmative vote of a majority of the Public Units actually voting on the Merger;

        (b) No governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Units by MergerCo. or TRC or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions;

        (c) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

        (d) Morgan Keegan shall have provided and not withdrawn the Updated Morgan Keegan Opinion.

    SECTION 5.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TRC AND MERGERCO. TO EFFECT THE MERGER. The obligations of TRC and MergerCo. to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Perkins contained in this Agreement shall be true and correct in all material respects when made and on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except for any representation or warranty made or given as of a specified time, which shall have been true and correct in all material respects as of such time;

        (b) AGREEMENTS AND COVENANTS. Perkins shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

        (c) NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no event shall have occurred or shall be reasonably expected to occur which has, or is reasonably expected to have, a Material Adverse Effect;

        (d) LITIGATION, ETC. There shall be no pending or threatened actions or proceedings by any person against Perkins or its Affiliated Partnerships, TRC, the General Partner, MergerCo., or any of their subsidiaries or any director, officer or employee thereof challenging or in any way or in any manner seeking to restrict or prohibit the Merger or any other Transaction or seeking to obtain any damages against any person as a result of the Merger or any other Transaction; and

        (e) FINANCING. The Financing shall be available on terms satisfactory to TRC.

    SECTION 5.03 ADDITIONAL CONDITIONS TO OBLIGATION OF PERKINS TO EFFECT THE MERGER. The obligation of Perkins to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TRC and MergerCo. contained in this Agreement shall be true and correct in all material respects when made and on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except for any representation or warranty made or given as of a specified time, which shall have been true and correct in all material respects as of such time; and

        (b) AGREEMENTS AND COVENANTS. TRC and MergerCo. shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

                                   ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 6.01 TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Public Unitholders:

        (a) By mutual written consent duly authorized by the Boards of Directors of MergerCo., TRC and the General Partner; or

        (b) By either TRC or Perkins if (i) the Effective Time shall not have occurred on or before February 28, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 6.01(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

        (c) By Perkins if the Board shall have determined that it has a fiduciary duty to withdraw its approval or recommendation of this Agreement, the Merger or any other Transaction.

        (d) By TRC if the Board shall have withdrawn or modified in a manner adverse to TRC its approval or recommendation of this Agreement or the Merger.

    SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 6.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto except as set forth in SECTIONS 6.03 and 7.01; PROVIDED, HOWEVER, that neither anything herein nor the termination of this Agreement shall relieve any party from liability for any breach hereof.

    SECTION 6.03 FEES AND EXPENSES. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party bearing such cost.

    SECTION 6.04 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Boards of Directors of TRC, MergerCo. and the General Partner at any time prior to the Effective Time; PROVIDED, HOWEVER, that after the approval and adoption of this Agreement and the Transactions by the Public Unitholders, no amendment may be made which would reduce the amount or change the type of consideration to which each Public Unitholder shall be entitled upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 6.05 WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    SECTION 7.01  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to SECTION 6.01, as the case may be, except that the agreements set forth in Article I and SECTION 4.08 shall survive the Effective Time indefinitely and those set forth in SECTION 6.02 and SECTION 6.03 shall survive termination indefinitely.

    SECTION 7.02 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this SECTION 7.02):

    if to TRC or MergerCo.:

    Michael P. Donahoe
    The Restaurant Company
    One Pierce Place
    Suite 100E
    Itasca, IL 60143
    Facsimile: (630) 250-0382
    if to Perkins:
    Steven R. McClellan
    Perkins Family Restaurants, L.P.
    6075 Poplar Avenue
    Memphis, TN 38119
    Facsimile: (901) 766-6482

    SECTION 7.03 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

        (b) "BENEFICIAL OWNER" with respect to any Units means a person who shall be deemed to be the beneficial owner of such Units (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
    (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Units;

        (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

        (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

        (f) "SUBSIDIARY" or "SUBSIDIARIES' of Perkins, MergerCo., TRC, the Surviving Partnership or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

    SECTION 7.04 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

    SECTION 7.05 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that TRC and MergerCo. may assign all or any of their rights and obligations hereunder to any affiliate of TRC provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 7.06 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article I (which, solely from and after the Effective Time, is intended to be for the benefit of the Public Unitholders).

    SECTION 7.07 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    SECTION 7.08 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

    SECTION 7.09 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 7.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, TRC, MergerCo. and Perkins have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                THE RESTAURANT COMPANY

                                By:  /s/ MICHAEL P. DONAHOE
                                     ------------------------------------------
                                     Title: Vice President

                                PERKINS ACQUISITION CORP.

                                By:  /s/ STEVEN R. MCCLELLAN
                                     ------------------------------------------
                                     Title: President

                                PERKINS FAMILY RESTAURANTS, L.P.
                                By:  PERKINS MANAGEMENT COMPANY, INC.
                                     its General Partner

                                By:  /s/ DONALD F. WISEMAN
                                     ------------------------------------------
                                     Title: Vice President